PURCHASE AND SALE AGREEMENT

AND

JOINT ESCROW INSTRUCTIONS

THIS PURCHASE AND SALE AGREEMENT and Joint Escrow Instructions (hereinafter “Agreement”) is entered into by and between CYPRESS REAL ESTATE ADVISORS, INC., or its Assignee (hereinafter “Buyer”) and MONTGOMERY REALTY GROUP, INC., a Nevada corporation (hereinafter the “Seller”), for the purposes of setting forth the agreement of the parties and of instructing Texas United Title, Inc. (hereinafter “Escrow Agent” and/or “Title Company”) effective as of the date upon which this Agreement has been fully executed by both Seller and Buyer and has been accepted by the Escrow Agent (hereinafter “Effective Date”), with respect to the transaction contemplated by this Agreement, and is based upon the following facts and representations:

R E C I T A L S

A.          Seller owns that certain real property consisting of approximately of 5.419 acres of Property, more or less, and commonly known as the London Square Apartments, located at 2400 Town Lake Circle, City of Austin, County of Travis, State of Texas 78741, and more particularly described on Exhibit “A” attached hereto.

B.          The Property consists of an apartment complex consisting of one hundred eighteen (118) units, together with all appurtenances, improvements, buildings, fixtures, and personal property.

C.	Buyer wishes to purchase the Property for the price and on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, Seller and Buyer agree as follows:

AGREEMENT

1.	ASSETS INCLUDED IN SALE.

Seller hereby agrees to sell, transfer and convey to Buyer, and Buyer hereby agrees to purchase from Seller, the following (collectively being, the “Property”):

(a)          Real Property. The fee simple interest in that certain parcel of real property commonly known as the London Square Apartments, located at 2400 Town Lake Circle, City of Austin, County of Travis, State of Texas 78741, and situated on approximately 5.419 acres, being Travis Central Appraisal District Property ID Number 285946 and more particularly described in Exhibit “A” attached hereto.

(b)          Appurtenances. Any and all rights, privileges, and easements appurtenant to or used in connection with the Real Property, including, without limitation, all minerals on and under the Real Property, all oil, gas or hydrocarbon drilling rights, as well as all development rights and credits, air rights, solar rights, water, water rights, whether within or without the Real Property, and any easements, rights-of-way, strips, and gores or other appurtenances used in connection with the beneficial use and enjoyment of the Real Property, including, but not limited to, all existing licenses, authorizations, approvals, zoning permits, together with any development permits, subdivision map applications, surveys, or similar rights which may accrue to the benefit of the Real Property from the date this Agreement is entered into until the closing date, as the same may be incidental to or appurtenant to the Real Property (hereinafter, collectively, “Appurtenances”);

(c)          Improvements. Any and all buildings and improvements together with fixtures and articles of property attached or appurtenant to the Property, including, but not limited to, all apparatus, equipment, appliances and facilities used to provide any utility services, ventilation, or other services thereto, together with all plumbing, lighting, electrical, and related fixtures, to the extent that they are located in or on the premises herein described (all of which hereinafter, collectively, “Improvements”).

(d)          Personal Property. Any and all personal property owned by Seller located on or in or used in connection with the operation of the Property as listed in Exhibit “B” attached hereto. The personal property will be transferred by Bill of Sale at the closing using the Bill of Sale form attached hereto as Exhibit “C” (hereinafter the “Personal Property”).

(e)          Intangibles. Seller shall assign to Buyer any and all interest of Seller in any and all leases and/or rights of first refusal as the same may be connected with the Property, together with any and all development applications, permits, maps, surveys, studies, or other rights that may currently exist or which may arise between the date this contract is executed and the closing date (hereinafter, collectively, the “Intangibles”). Seller shall convey all Intangibles that it has in and to all development rights and other intangibles, including, but not limited to, certificates of occupancy, licenses, authorizations, approvals, permits, and signage rights relating to or affecting the Property to the extent the same may be owned or controlled by Seller and are assignable to Buyer which intangibles are listed in Exhibit “D”.

(f)           Tenant Leases and Security Deposits. Seller shall assign and Buyer shall assume all tenant leases affecting the Real Property (hereinafter, collectively, the “Tenant Leases”) in effect at the Closing Date and Seller shall assign to Buyer all security deposits, pet deposits and other deposits or sums held by or for Seller for the account of tenants under the Tenant Leases (hereinafter, collectively, the “Security Deposits”), all pursuant to the Assignment and Assumption of Lease Agreements in the form set forth on Exhibit “E” attached hereto.

All of the items described in subsections (a), (b), (c), (d), (e) and (f) above are intended to be consistent with each other and in furtherance of the parties’ objective that Buyer is purchasing all of Seller’s interests in the Property itself so as to own and control such interests to the same extent that Seller owns and controls them except as to those rights that are non-assignable, related to adjacent properties, or specifically excepted by other provisions of this Agreement.

2.	PURCHASE PRICE.

The Purchase Price of the Property is Five Million Three Hundred Ten Thousand Dollars ($5,310,000) (hereinafter “Purchase Price”). The Purchase Price shall be paid all in cash or other immediately available funds at the “Closing” (as hereinafter defined).

3.	BUYER'S DEPOSIT.

(a)          On or before two (2) business days after the Effective Date, Buyer shall cause immediately available funds to be deposited into “Escrow” (as hereinafter defined) with the Title Company in the amount of One Hundred Thousand Dollars ($100,000) which sum shall represent Buyer’s “Initial Deposit” into escrow. In the event Escrow terminates as set forth in Section 5 or 6 below or in the event Buyer terminates this Agreement pursuant to any other right of termination afforded to Buyer under the terms of this Agreement, then the Initial Deposit, together with interest thereon, shall be returned to Buyer.

(b)          After the expiration of the time periods during which Buyer may terminate this Agreement as set forth in Sections 5 and 6 below, and if Buyer has not sooner terminated this Agreement, then Buyer shall on or before two (2) business days thereafter increase the Initial Deposit by delivering to the Title Company an additional One Hundred Thousand Dollars ($100,000), which sum shall represent Buyer’s “Additional Deposit” into Escrow. The aggregate of the Initial Deposit and the Additional Deposit shall total Two Hundred Thousand Dollars ($200,000) (hereinafter the “Increased Deposit”). The Increased Deposit shall be refundable to Buyer only if Buyer terminates this Agreement pursuant to a right of termination afforded to Buyer under the terms of this Agreement. If Buyer fails to deposit the Additional Deposit within the time period specified above, then if this Agreement has not been sooner terminated, Seller may terminate this Agreement at its option and demand the release of the Initial Deposit to Seller; in this event, the Initial Deposit shall be released to Seller by Escrow Agent without further written instructions from Buyer. For purposes of this Agreement, the term “Deposit” shall mean and refer to the Initial Deposit, the Additional Deposit, and all other sums, if any, which are deposited by Buyer under the terms and provisions of this Agreement, together with all of the interest which accrues on such sums.

(c)          After the expiration of the contingency periods set forth in Sections 5 and 6 below, either the Initial Deposit or the Increased Deposit, as the case may be, shall become non-refundable (except as otherwise provided in this Agreement) and shall be applied to the Purchase Price at Closing. However, if Escrow and this transaction fail to close solely as the result of Buyer’s breach of this Agreement after the expiration of the contingency periods set forth in Sections 5 and 6, below, and after the expiration of any applicable notice and cure periods, then provided Seller is ready, willing and able to perform its obligations hereunder, Seller shall be relieved of its obligation to convey title to the Property and, as Seller’s sole and exclusive remedy, shall be entitled to the Increased Deposit (exclusive of interest and dividends earned thereon) as liquidated damages. In this event, the Increased Deposit shall be released to Seller by Escrow Agent upon Seller’s demand without further written instructions from Buyer.

THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY BUYER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE INCREASED DEPOSIT AMOUNT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES’ REASONABLE ESTIMATE OF SELLER’S DAMAGES AND AS SELLER’S EXCLUSIVE REMEDY AGAINST BUYER, AT LAW OR IN EQUITY, IN THE EVENT OF A DEFAULT UNDER THIS AGREEMENT SOLELY ON THE PART OF BUYER. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER.

Seller: DM	Buyer: MTC

(d)          Buyer has paid to Seller, or will pay to Seller, independent contract consideration in the amount of One Hundred and No/100 Dollars ($100.00) (the “Independent Contract Consideration”). The Independent Contract Consideration: (a) is delivered by Buyer to Seller as consideration for Buyer’s exclusive right and option to purchase the Property pursuant to this Agreement; (b) is in addition to and independent of any other consideration or payment provided in this Agreement; (c) is nonrefundable to Buyer and shall be retained by Seller notwithstanding any other provision of this Agreement to the contrary; and (d) shall be credited against and applied in reduction of the Purchase Price at the Closing (hereinafter defined). If this Agreement is terminated for any reason and the Independent Contract Consideration has not been previously paid to Seller, then notwithstanding any provision in this Agreement to the contrary, an amount of money equal to the Independent Contract Consideration will be disbursed to Seller out of the Deposit.

4.	TRANSFER OF THE PROPERTY.

(a)          Real Property. At the Closing, Seller shall convey to Buyer (or assignee) fee simple title to the Real Property, Appurtenances and Improvements by duly executed and acknowledged Special Warranty Deed in the form attached hereto as Exhibit “G” (hereinafter “Deed”). Conclusive evidence of delivery of fee simple title shall be the issuance by the Title Company (located at 901 S. Mopac, Building I, Ste. 540, Austin, TX 78746) of an Owner’s Policy of Title Insurance in the full amount of the Purchase Price insuring fee simple title to the Real Property in Buyer, subject only to those exceptions as Buyer approves pursuant to Section 5 below (hereinafter “Permitted Exceptions”) or as the same may be reflected on the Special Warranty Deed. Said policy shall contain such special endorsements as Buyer may reasonably require at Buyer’s sole cost and expense. The Title Company shall obtain, if requested by Buyer, such endorsements and/or reinsurance agreements from such companies and in such amounts as Buyer may request.

(b)          Personal Property. At the Closing, Seller shall transfer title to the personal property by means of a Bill of Sale in the form attached hereto as Exhibit “C,” such title to be free of any liens and encumbrances.

(c)          Permits, Licenses and Intangibles. At the Closing, Seller shall transfer all Intangibles together with other development rights by means of a General Assignment in the form attached hereto as Exhibit ”D.”

(d)          Tenant Leases and Security Deposits. At the Closing, Seller shall transfer to Buyer and Buyer shall assume all liability under the Tenant Leases and Seller shall assign and transfer to Buyer all of the Security Deposits. Such assignments and assumption shall be accomplished by means of the Assignment and Assumption of Lease Agreements in the form attached hereto as Exhibit ”E.”

5.	TITLE INSPECTION AND CONTINGENCY REMOVAL.

(a)          Title. During the time periods set forth below, Buyer shall review and approve title to the Real Property. Within ten (10) days from the execution date of this Agreement, at Seller’s sole cost and expense, Title Company and/or Seller shall deliver to Buyer:

(i)           a Commitment for Title Insurance on the Real Property issued by Title Company together with legible copies of the underlying documents referenced therein (hereinafter “Title Commitment”);

(ii)          Seller’s existing title policy for the Real Property, together with legible copies of the underlying documents referenced therein;

(iii)         the most recently updated survey for the Real Property (hereinafter “Existing Survey”), if any;

(iv)         (iv) copies of the most recent property tax bills for the property; and (v) the vesting deed for the Real Property and the Appurtenances.

Any exception to title is deemed accepted by Buyer and a Permitted Exception hereunder unless Buyer notifies Seller otherwise in writing on or before the expiration of the Title Contingency Period (as defined below). Notwithstanding the foregoing, if any updates to the Title Commitment or the Existing Survey are received by Buyer, Buyer shall have an additional five (5) business days, regardless of the expiration of the Title Contingency Period or the proposed Closing Date, following Buyer’s receipt of such update and legible copies of all documents referenced therein to notify Seller of objections to items shown on any such update.

As a condition to Closing, Seller shall take all action necessary to remove from title to the Property at or prior to the Closing (or in the alternative, Seller shall obtain for Buyer title insurance insuring over such exceptions or matters, such insurance to be in form and substance satisfactory to Buyer in its sole discretion) the following matters: (A) all exceptions to title and survey matters created on or after the Effective Date without the prior written consent of Buyer (which consent may be withheld in Buyer’s sole and absolute discretion) other than monetary exceptions which Seller removes at the Closing; (B) any and all liens and encumbrances affecting the Property which secure an obligation to pay money (other than installments of real estate taxes or assessments not delinquent as of the Closing); and (C) subject to proration, all taxes and assessments due and payable for any period prior to the Closing (hereinafter, collectively, “Obligatory Removal Exceptions”).

(b)          Buyer’s Contingency Removal Period. Buyer shall have twenty (20) days from the receipt of all of the documents and information set forth in Subsection 5(a) above (hereinafter “Title Documents”) to determine if, other than the Obligatory Removal Exceptions which will be paid off at the close of Escrow, there are any exceptions to title to which Buyer objects. Unless written rejection of said title matters is received within said twenty (20) day period following delivery of all Title Documents (the “Title Contingency Period”), Buyer shall be deemed to have accepted all title matters and such title matters shall be deemed to be Permitted Exceptions. From the date of Buyer’s approval of title, Seller shall not permit any adverse change to arise to the title (other than monetary encumbrances removable at the Closing) nor shall Seller permit any cloud upon title not disclosed in the Title Documents to arise so as to affect title at Closing, unless the same can be removed by monetary remedies at Closing. If Buyer objects to any title matter, then Seller shall have five (5) business days from receipt of Seller’s written notice (the “Reply Period”) to advise Buyer in writing that: (i) Seller can remove the title matter prior to, or at, the Closing; or (ii) that the title matter is not curable by Seller prior to or at the Closing. If Seller is able to remove the title objection as set forth in (i) above, the transaction shall proceed. If Seller advises Buyer that Seller cannot (or will not) remove the title objection or fails to reply at all, then Buyer shall have five (5) business days from and after Buyer’s receipt of Seller’s written reply or the expiration of the Reply Period, whichever occurs first, to determine if Buyer will accept title as Seller has indicated pursuant to this subsection. If Buyer elects, in writing, not to accept title, then, this Agreement shall terminate, the Deposit shall be returned to Buyer immediately, and thereafter neither party shall thereafter have any rights or obligations to the other hereunder, other than pursuant to any provision hereof which expressly survives the termination of this Agreement.

6.	PROPERTY DUE DILIGENCE CONDITIONS.

Except for title matters as set forth in Section 5 hereof, Buyer shall conduct its due diligence and either terminate this Agreement or remove Buyer’s due diligence contingencies and proceed with this Agreement within forty five (45) days after the Effective Date of this Agreement (hereinafter “Buyer’s Due Diligence Period”). Said forty-five (45) day period shall commence on the Effective Date of this Agreement and end at 5:00 p.m. (Los Angeles, California time) on the forty fifth (45th) day thereafter. All of Buyer’s due diligence contingencies are set forth in this Section 6. To facilitate Buyer’s due diligence, subject to Section 6(e) hereof, Seller shall allow Buyer (together with its agents, representatives, employees, and nominees) reasonable access to the Property to (i) perform any inspections, investigations, studies and tests of the Property, including, without limitation, physical, structural, mechanical, architectural, engineering, soils, geotechnical and environmental/asbestos tests that Buyer deems reasonable and/or (ii) cause an environmental assessment of the Property to be performed. Buyers due diligence investigation shall include such items as Buyer, in Buyer’s reasonable discretion deems appropriate. Buyer shall pay for all costs and expenses associated with the due diligence investigation of the Property.

(a)          Property Documents. Within ten (10) days of the Effective Date of this Agreement, Seller shall, at Seller’s sole cost and expense, to the extent the same are in Seller’s actual possession or control (or are reasonably available to Seller including but not limited to in the possession or control of its property manager) Seller shall provide Buyer with the documents as more fully set forth below (hereinafter “Property Documents”). Said documents shall be supplied at a single time (except as otherwise agreed upon between Buyer and Seller) and shall be delivered with a cover letter setting forth all documents delivered pursuant to this Section 6. To the extent that Seller does not have any of the following documents in its actual possession or control, Seller shall indicate in its cover letter that it does not have any such documents.

(i)	The documents to be provided by Seller to Buyer shall include
•	Seller’s standard form of lease (hereinafter “Form Lease”) used for the Property.
•

A current rent roll of the Property, setting forth each Tenant’s name, unit number, amount of rent, date on which rent is payable, amount of security deposit, expiration of term, current status of payments, amount of advance rentals, and any options to renew (hereinafter “Rent Roll”);

•

A schedule of rent rates currently being charged at the Property, with a list of all lease concessions, if any, currently being given to new tenants at the Property (the “Schedule of Rents and Concessions”);

•	A schedule of rental rates by month covering the calendar year 2006 and the calendar year 2007 year-to-date;
•

Copies of all construction contracts, completion schedules and other documents of any kind or nature relating to the renovation work which has been undertaken at the Property that are in effect as of the Effective Date;

•

Copies of all management agreements, service contracts, maintenance contracts, landscaping contracts, security service agreements, trash pick-up contracts, laundry leases and other agreements of any kind or nature which affect the Property (the “Service Contracts”), together with a list of all of the Service Contract which cannot be terminated by Seller (the “List of Surviving Service Contracts”);

•	A copy of the Existing Survey, if any;
•	Such other documents as Buyer and Seller may agree upon.

(ii)         In addition, Seller shall make available to Buyer for its review at a reasonable time and place to be agreed upon by Buyer and Seller all records in Seller’s possession pertaining to the maintenance and operation of the Property during calendar years 2006 and 2007 and shall provide Buyer with access to the Property at a reasonable time to be agreed upon by Buyer and Seller in order to inventory the Personal Property.

The foregoing items are hereinafter, collectively, referred to as “Buyer’s Due Diligence Documents.”

(b)          Survey. Buyer may, at Buyer’s option and election, obtain either an update of the Existing Survey or a new survey of the Property (such updated or new survey being referred to in this Agreement as the “Survey”). Buyer will pay all expenses incurred in connection with the Survey. Buyer shall, as promptly as possible, but in no event later than the end of the Buyer’s Due Diligence Period, examine the Survey and notify Seller in writing of any objections Buyer has to the Survey (hereinafter “Buyer’s Survey Objection Notice”). If no notice is given, then Buyer shall be deemed to have approved all survey matters. Seller shall have a period of five (5) days after receipt of Buyer’s Survey Objection Notice in which to deliver written notice to Buyer (hereinafter “Seller’s Survey Notice”) of Seller’s election to either (1) agree to remove the objectionable items prior to the Close of Escrow or (2) decline to remove such items. If Seller notifies Buyer of its intention to not remove the objectionable items, Buyer shall have the right, by written notice delivered to Seller within three (3) days after Buyer’s receipt of Seller’s Survey Notice, to: (i) terminate this Agreement by delivering a written notice of termination to Seller, in which event the Deposit shall be returned to Buyer immediately and thereafter neither party will have any further rights or remedies under this Agreement except for those which expressly survive termination; or (ii) agree to accept the Property subject to the objectionable items.

(c)          Documents to Be Provided. The documents to be provided by Seller to Buyer shall be limited to those in Seller’s actual possession (or readily attainable by Seller’s agents, auditors, brokers, property managers, and Title Company).

(d)          Other Matters. Buyer shall review or disapprove within the due diligence period all other matters relating to or effecting the Property pursuant to Sections 7 and 8 below.

(e)          Cooperation of Seller. Seller shall cooperate with Buyer, at no cost to Seller, to assist Buyer in Buyer’s efforts to access to the Property to conduct Buyer’s due diligence investigation. Buyer shall provide Seller (or its agent), with 24 hours written notice, of any planed inspections and Seller (or its agent) shall accompany Buyer during said investigation, so as to provide access and otherwise expedite the property due diligence. All such investigation performed by Buyer or its agents, shall be performed in a professional manner and Buyer shall restore the Property to substantially the same condition (or better) than it was in prior to the investigation; provided, however, that Buyer shall have no obligation to repair any damage caused by the acts or omissions of Seller, its agents or representatives or to remediate, contain, abate or control any pre-existing condition of the Property which existed prior to Buyer’s entry thereon. Buyer and its agents shall have appropriate workers compensation insurance, shall have a liability insurance policy in an amount of not less than One Million Dollars ($1,000,000) which policy shall name Seller as an additional insured and all investigative work performed by Buyer or its agents shall comply with all governmental codes and regulations.

(f)           Copies of Reports. To the extent that professional reports or studies regarding the physical condition of the Property or its developmental suitability are generated by third parties other than Buyer or its affiliates, including, but not limited to, soils reports, seismic surveys, environmental reports and similar matters, Buyer shall provide to Seller true and accurate photocopies of all such reports, studies and other professional work products if Buyer terminates this Agreement. Said copies shall be supplied at Buyer’s sole cost and expense. Notwithstanding the preceding, Buyer shall have no obligation to provide to Seller any reports, studies or other professional work products that are proprietary in nature including, without limitation, architectural, financial projections, business plans and massing, and density studies. If Buyer provides Seller with photocopies of any reports, studies or other professional work products pursuant hereto, Seller acknowledges that such reports, studies or other professional work products will be delivered in their “AS-IS” condition, that Buyer shall not in any way be liable or otherwise responsible for any omissions, inaccuracies or misstatements set forth therein and that Seller will not be entitled to rely on such reports, studies or other professional work products and, to the extent it does so, will do so at its sole risk. The provisions of this subparagraph shall survive the Closing.

(g)          Due Diligence Conditions. The foregoing conditions in this Section 6 are all conditions precedent which are intended solely for the benefit of Buyer. Notwithstanding any provision in this Agreement to the contrary, all of Buyer’s obligations under this Agreement (other than those relating to the payment of the Independent Contract Consideration) are conditioned and contingent upon Buyer providing to Seller, on or before the final day of the Buyer’s Due Diligence Period, written notice that Buyer has elected to proceed forward with the transaction evidenced by this Agreement (the “Closing Notice”). If Buyer does not deliver the Closing Notice to Seller on or before the final day of the Buyer’s Due Diligence Period, then: (i) this Agreement shall, without necessity of any action on the part of Buyer, automatically terminate concurrently with the expiration of the Buyer’s Due Diligence Period; (ii) the Deposit shall be promptly returned to Buyer; and (iii) thereafter neither party will have any further rights, remedies or obligations under this Agreement, other than those which expressly survive the termination of this Agreement.

(h)          Reliance. Buyer acknowledges that the Property subject to this sale is an apartment complex in which approximately 50 to 55 units have undergone renovation. Seller has no obligation to complete the renovation of the remaining units. Seller has ceased renovation work and the Property will have deferred maintenance, partial construction, and other “defects” consistent with such a project. Buyer shall rely solely upon its own agents, directors, trustees, consultants, and others to perform its property due diligence and will rely exclusively upon the reports of said agents, directors, trustees, consultants, and others.

7.	BUYER'S INVESTIGATIONS OF PROPERTY CONDITION.

(a)          Reasonable Access. Seller shall afford authorized representatives of Buyer reasonable access to the Property for the purposes of satisfying Buyer with respect to Buyer’s due diligence inspections and the representations and warranties of Seller herein, and with respect to satisfaction of any conditions precedent to the Closing herein. Buyer shall also have access to the Property for the purpose of conducting environmental surveys, property condition investigations, market studies, other investigations, surveys or other physical inspections or studies, including, but not limited to, the roof, plumbing, heating, and air conditioning systems, structural integrity of the improvements and any environmental or geologic conditions, or other matters that Buyer may wish to include in its due diligence inquiry of the Property. Seller shall cooperate with Buyer in providing access to the Property and satisfying the conditions contained herein.

(b)         Cost of Inspection. Buyer shall bear the cost of any inspections or studies undertaken by Buyer. Buyer shall indemnify and hold Seller free and harmless from all claims and liability with respect to such physical inspection or study or any costs arising in connection with respect to such physical inspection or study or any costs arising in connection with the same prior to the Closing which indemnity shall survive the termination of this Agreement or Closing; provided, however, that Buyer’s indemnity hereunder shall not include any losses, cost, damage or expenses resulting from (i) the acts of Seller, its agents or representatives or (ii) the discovery of any pre-existing condition of the Property. Buyer shall repair any damages to the Property caused by such inspection or study, and shall otherwise restore the Property to substantially the condition which existed prior to conduct of the same; provided, however, that Buyer shall have no obligation to repair any damage caused by the acts or omissions of Seller, its agents or representatives or to remediate, contain, abate or control any pre-existing condition of the Property which existed prior to Buyer’s entry thereon.

8.	BUYER'S TERMINATION OF CONTRACT.

In the event that Buyer delivers the Closing Notice to Seller as set forth in Section 6(g), then the Initial Deposit shall become non-refundable (except as otherwise provided in this Agreement), Buyer shall make the Additional Deposit,, Buyer shall not have to provide Seller with copies of any reports pursuant to Section 6(f) above and Buyer and Seller shall agree upon a Closing Date. If Buyer fails to deliver the Closing Notice to Seller in the manner set forth in Section 6(g) or if Buyer delivers a written notice to Seller, prior to the expiration of the Buyer’s Due Diligence Period, stating that Buyer has elected not to proceed forward with the transaction evidenced by this Agreement (a “Termination Notice”), then: (i) the Deposit shall be immediately returned to Buyer, together with any interest thereon; (ii) the parties shall equally share the cancellation charges imposed by the Title Company, if any (“Cancellation Charges”); and (iii) this Agreement shall automatically terminate and be of no further force or effect and neither party shall have any further rights or obligations hereunder, other than pursuant to any provision hereof which expressly survives the termination of this Agreement. Buyer’s failure to deliver the Closing Notice to Seller prior to the expiration of the Buyer’s Due Diligence Period or Buyer’s delivery of a Termination Notice to Seller prior to the expiration of the Buyer’s Due Diligence Period shall either one be sufficient to induce Escrow Agent to release the Deposit (together with interest thereon) to Buyer without further written instruction by Seller, but upon request by Buyer, Seller will execute any releases or other documents required in order to induce the Escrow Agent to release the Deposit to Buyer.

9.	PRORATIONS, CLOSING COSTS, POSSESSION, AND DEPOSITS.

(a)          Proration of Taxes. Real and personal property taxes for the Property shall be prorated by the parties to the Closing Date on the basis of a three hundred sixty-five (365) day year on the basis that Seller is responsible for (i) all such taxes for the fiscal year of the applicable taxing authority occurring prior to the Current Tax Period (as defined below) and (ii) that portion of such taxes for the Current Tax Period to 12:00 a.m. on the Close of Escrow, whether or not the same shall be payable prior to the Close of Escrow. The phrase “Current Tax Period” refers to the fiscal year of the applicable taxing authority in which the Close of Escrow occurs. All tax prorations shall be based upon the latest available tax statement. If the tax statements for the fiscal tax year during which Escrow closes do not become available until after the Close of Escrow, then the rates and assessed values of the previous year, with known changes, shall be used, and the parties shall re-prorate said taxes outside of Escrow following the Close of Escrow when such tax statements become available. In addition, Seller shall be responsible for and shall pay or reimburse Buyer upon demand for any real or personal property taxes payable following the Close of Escrow applicable to any period of time prior to the Close of Escrow as a result of any change in the tax assessment by reason of reassessment, changes in use of the Property, changes in ownership, errors by the Assessor or otherwise. Any special assessment affecting the Property shall not be prorated whether or not it is then a lien on the Property payable prior to or on the date of Closing. All unpaid installments of any such assessment (including those which are to become due and payable after the date of Closing) shall be deemed to be due and payable prior to the Closing and shall be paid and discharged by Seller at or prior to the Closing.

(b)          Rents, Other Income, and Operating Expenses. Prepaid Contracts assumed by Buyer, rents (exclusive of Delinquent Rents (as hereinafter defined)), free rent concessions, all revenues under all space leases, coin-operated laundry machines, licenses, security agreements and all other fees and miscellaneous income arising out of the operation of the Property shall be prorated as of the Close of Escrow. If, as of the Close of Escrow, any rent is in arrears (hereinafter “Delinquent Rent”) for the calendar month in which the Closing occurs or for any period prior to the calendar month in which the Closing occurs, then rents collected by Buyer shall first be applied to current rent and then to Delinquent Rent. Buyer shall deliver to Seller its pro rata share of Delinquent Rent within ten (10) days of Buyer’s receipt of that Delinquent Rent. Buyer covenants and agrees that after the Closing, it will use reasonable efforts to attempt to collect and deliver to Seller all rights and other payments that were due and payable under the Leases prior to the Closing; provided, however, that Buyer will have no obligation to retain attorneys or expend any sums of money to collect any Delinquent Rent. Actual and reasonable third-party costs incurred in collecting rents owed to Seller shall be deducted from rents payable to Seller (on a pro rata basis to the extent such costs are also incurred to collect rents payable to Buyer). After the Closing, Seller shall not pursue any tenant for Delinquent Rent. This Section shall survive the Closing and delivery and recording of the Deed.

(c)          Laundry Lease. Seller, at Seller’s sole cost and expense, will terminate all laundry leases at or prior to the Close of Escrow, except for any laundry leases which are included in the List of Surviving Service Contracts delivered by Seller to Buyer with the Property Documents. Buyer may, at Buyer’s option and election enter into new laundry leases to take effect on or after the Close of Escrow unless prohibited by the terms of an existing laundry lease included in the List of Surviving Service Contracts.

(d)          Deposits. All security deposits and other tenant deposits and prepaid rents shall be credited to Buyer at the Closing.

(e)          Utilities. Seller shall use its best efforts to have utility meters read as of the date that Escrow closes and shall be responsible for all utility services to the Property until the Close of Escrow. In the event Seller is unable to have the utility meters read as of the Close of Escrow, Buyer and Seller shall jointly prepare and deposit an estimated utility statement based upon the average daily usage over the six (6) month period preceding the Close of Escrow and Escrow Agent shall initially prorate utilities based upon such estimated utility statements and the parties shall subsequently prorate utilities based upon the actual utility usage upon receipt of such utility statements.

(f)           Maintenance Contracts. Seller, at Seller’s sole cost and expense, shall terminate, at or prior to the Close of Escrow all contracts for maintenance services, such as janitorial services, guard services and similar services. Seller shall maintain all plumbing, heating, electrical and other systems on the Property in good working order until the Close of Escrow. Buyer shall be responsible for such services thereafter for any such contracts which it elects to assume. All contracts for such services shall be terminated by the Close of Escrow. Buyer, at Buyer’s option and election may enter into new contracts for such services to take effect on or after the Close of Escrow.

(g)          Insurance. Seller shall cause its policies of insurance for the Property (other than those elected to be assumed by Buyer) to be terminated effective immediately after the Close of Escrow and Buyer shall be responsible for obtaining its own insurance.

(h)	Closing Costs.

(i)           Seller shall pay the cost of the policy of title insurance on the Property in the amount of the Purchase Price, all title charges (except for endorsements requested by Buyer, the cost of which shall be borne by Buyer). Any documentary or other transfer taxes payable on account of the conveyance of the Property shall be borne equally by Buyer and Seller and each shall pay one-half (1/2) of the escrow fees which may be charged by Escrow Agent in connection with the closing of this transaction.

(ii)          Any other expenses or closing costs in connection with this transaction shall be apportioned in the manner customary in Travis County, State of Texas.

(i)           Closing Statement. No later than one (1) business day prior to the Closing Date, Escrow Agent shall prepare for approval by Buyer and Seller a closing statement (hereinafter “Closing Statement”) on Escrow Agent’s standard form indicating, among other things, Escrow Agent’s estimate of all Closing costs and prorations made pursuant to this Agreement. Buyer and Seller shall assist Escrow Agent in determining the amount of all prorations.

(j)           Breach by Seller. In the event that Seller breaches its obligations under this Agreement and as a result of such breach Buyer terminates this Agreement, the Deposit shall be immediately returned to Buyer as Buyer’s sole monetary remedy (unless specific performance is elected, in which case Seller shall receive the Deposit when and if Seller fully performs all of its obligations under this Agreement). Buyer waives all other rights and remedies for such breach available at law or in equity, except as set forth in this Agreement. Seller and Buyer hereby acknowledge and agree that the Property is unique to Buyer and, therefore, Buyer shall be entitled to the remedy of specific performance in the event of a breach by Seller.

(k)          LIQUIDATED DAMAGES. IN THE EVENT THAT BUYER BREACHES ITS OBLIGATIONS UNDER THIS AGREEMENT, THE DAMAGES THAT SELLER WILL INCUR BY REASON THEREOF ARE AND WILL BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTABLISH. BUYER AND SELLER, IN A REASONABLE EFFORT TO ASCERTAIN WHAT SELLER’S DAMAGES WOULD BE IN THE EVENT OF SUCH A DEFAULT BY BUYER, HAVE AGREED THAT SUCH DAMAGES SHALL BE IN AN AMOUNT EQUAL TO THE AMOUNT OF THE INITIAL DEPOSIT OR THE INCREASED DEPOSIT, IF MADE BY BUYER PURSUANT TO SECTION 3 ABOVE, AND THAT SUCH INITIAL DEPOSIT OR INCREASED DEPOSIT SHALL BE DELIVERED TO SELLER UPON SUCH DEFAULT BY BUYER, WITHOUT THE NECESSITY OF AN INSTRUCTION BY BUYER, AND RETAINED BY SELLER AS LIQUIDATED DAMAGES, WHICH DAMAGES SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY AT LAW OR IN EQUITY IN THE EVENT OF AND FOR SUCH DEFAULT BY BUYER. WITHOUT LIMITING THE FOREGOING PROVISIONS OF THIS PARAGRAPH, SELLER WAIVES ANY AND ALL RIGHTS WHICH SELLER OTHERWISE WOULD HAVE HAD UNDER TEXAS LAW TO SEEK SPECIFIC PERFORMANCE OR ANY OTHER REMEDIES OR DAMAGES OTHER THAN LIQUIDATED DAMAGES. SELLER AND BUYER ACKNOWLEDGE AND AGREE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS PARAGRAPH AND BY THEIR INITIALS AGREE TO BE BOUND BY ITS TERMS.

Buyer: MTC	Seller: DM

(l)           Escrow Instructions. This Agreement constitutes escrow instructions to Escrow Agent. Additionally, Buyer and Seller agree to execute any form of escrow instructions as the Escrow Agent reasonably and customarily requires as escrow holder in real property escrows administered by it. In the event of a conflict between any such additional terms and provisions of this Agreement, this Agreement shall supersede and be controlling. Upon any termination of this Agreement or cancellation of the Escrow, Escrow Agent shall forthwith return all monies and documents, less only Escrow Agent’s reasonable cancellation fees and expenses, as set forth herein. Except as otherwise provided herein, the termination of Escrow and this Agreement and/or the return of deposited funds or documents shall not constitute a waiver, release or discharge of any breach or default that has occurred in the performance of either party’s obligations, agreements, covenants, representations, or warranties contained herein.

(m)        Conveyance of Title. On or before 12:00 noon on the business day preceding the Closing Date, Seller shall deliver the Deed to Escrow Agent. Escrow Agent shall be instructed to record the Deed in the Official Records of Travis County, Texas, if and when Escrow Agent holds the instruments and funds accruing to Buyer and Seller as set forth herein and can obtain for Buyer a Texas owner’s policy of title insurance (hereinafter the “Title Policy”) issued by the Title Company, together with such endorsements to the policy as may be reasonably requested by Buyer, showing the Real Property vested in Buyer (or a Permitted Assignee) free and clear of options, rights of first refusal or other purchase rights, lis pendens and monetary liens and/or encumbrances and subject only to:

(i)	Non-delinquent real property taxes;

(ii)          Non-monetary title exceptions approved by Buyer pursuant to Section 5 above;

(iii)         Any monetary encumbrance disclosed and accepted by Buyer pursuant to Section 5; and

(iv)         Title exceptions, if any, resulting from documents being recorded or delivered through Escrow.

10.	CONDITIONS PRECEDENT TO CLOSING.

(a)          Buyer’s Contingencies. This Agreement is expressly contingent upon satisfaction of the following conditions (hereinafter “Buyer’s Contingencies”) and Buyer shall have no obligation to close under this Agreement unless all the following conditions have been satisfied or have been waived by Buyer. Any unsatisfied conditions will be deemed to have been waived by Buyer if Buyer proceeds with Closing.

(i)           Buyer’s Title Contingencies. Title Company shall be prepared and irrevocably committed to issue to Buyer an owner’s policy of title in favor of showing fee simple title to the Property vested in Buyer, with those endorsements and reinsurance reasonably requested by Buyer, subject only to the Permitted Exceptions (hereinafter, collectively, “Owner’s Title Policy”).

(ii)          Buyer’s Property Due Diligence. No written notice of disapproval shall have been received by Seller regarding any contingencies set forth in Sections 5 or 6 above, during Buyer’s diligence or objection periods as set forth therein.

(iii)        Seller’s Due Performance. Seller, on or prior to the Closing Date, shall have complied with and/or substantially performed all of the obligations, covenants and agreements required on the part of Seller to be complied with or performed pursuant to the terms of this Agreement and Seller shall not be in material default of any of Seller’s obligations, warranties, representations or covenants under this Agreement. Buyer shall use its best efforts to provide Seller with adequate advance written notice of any anticipated delivery failure prior to any such failure amounting to a failure of the condition precedent set forth herein.

(iv)         Condition of Property. Subject to the provisions of Section 19 below, the condition of the Property shall be substantially the same on the Closing Date as on the Effective Date, except for reasonable wear and tear and any damages due to any act of Buyer or Buyer’s representatives.

(v)          Bankruptcy. No action or proceeding shall have been commenced by or against Seller under the federal bankruptcy code or any state law for the relief of debtors or for the enforcement of the rights of creditors and no attachment, execution, lien or levy shall have attached to or been issued with respect to the Property or any portion thereof that will not be released at Closing.

(vi)         Proceedings. No litigation, administrative proceeding, regulatory proceeding, or other similar action which could adversely affect title to the Property or rights of possession to the Property or any part thereof shall be commenced against Seller or the Property except for any tenant appeal of an eviction proceeding .

(b)          Failure to Close. Failure by Seller or Buyer, after the satisfaction or waiver of the Buyer’s Contingencies, to conclude this Agreement shall constitute a material breach by said party of this Agreement. If Buyer is in material breach of the Closing conditions which are applicable to Buyer and if Buyer fails to cure such breach after having been provided notice and opportunity to cure as required under this Agreement, then Seller shall not be required to convey title and may retain the Deposit as liquidated damages. Notice by Seller in writing of Buyer’s material breach of the Closing conditions shall be sufficient to induce Escrow Agent to release the Increased Deposit (together with any interest thereon) to Seller without further written instruction by Buyer.

(c)          Notice and Opportunity to Cure. Notwithstanding any provision in this Agreement to the contrary, it is agreed and understood that neither party to this Agreement will be considered to be in default under this Agreement until and unless: (a) the party alleging the default (the “Non-Defaulting Party”) provides to the party alleged to be in default (the “Defaulting Party”) a written notice specifying the exact nature of the alleged default and the actions necessary to remedy or cure such default (the “Default Notice”); and (b) the Defaulting Party: fails, within two (2) business days after the Defaulting Party’s receipt of the Default Notice, to remedy or cure any default under this Agreement.

11.	CLOSING AND ESCROW.

(a)          Closing Date. The closing hereunder shall be on such date that is mutually agreed to between Buyer and Seller, which date shall not be more than fifteen (15) days after the expiration of Buyer’s Due Diligence Period. As used herein, the terms “Closing Date” and “Close of Escrow” shall mean the date upon which the Closing actually occurs.

(b)          Escrow Funds. If after the expiration of the contingency periods set forth in Sections 5 and 6 above, the Closing does not occur on or before that date which is fifteen (15) days after Buyer’s waiver or approval of the due diligence conditions solely as a result of Buyer’s breach of this Agreement and if such failure is not cured by Buyer prior to the expiration of the applicable cure period, then provided Seller is ready, willing and able to perform its obligations hereunder, Seller may terminate this Agreement by delivery of written notice to Buyer and Escrow Agent, in which event Escrow Agent shall release the Increased Deposit ( together with any interest and dividends earned thereon) to Seller (as Seller’s sole and exclusive remedy), the parties shall equally share the Cancellation Charges, if any, and neither party shall thereafter have any rights or obligations to the other hereunder.

(c)          Escrow Instructions. This Agreement shall constitute joint escrow instructions by both Buyer and Seller to Title Company. Promptly following the Effective Date, Buyer and Seller shall each cause a purchase and sale escrow (hereinafter “Escrow”) to be opened with Escrow Agent by delivery to Escrow Agent of three (3) duplicate partially executed originals of this Agreement executed by Seller and Buyer. Upon receipt of such partially executed originals of this Agreement, Escrow Agent shall form three (3) duplicate original counterparts of this Agreement and telephonically confirm to Buyer and Seller the date upon which Escrow is opened (hereinafter “Opening of Escrow”). On or immediately after the Opening of Escrow, Escrow Agent shall (i) confirm the same by executing and dating the three (3) duplicate original counterparts of this Agreement in the space provided for Escrow Agent, and (ii) deliver a fully executed original of this Agreement to each of Seller and Buyer. Buyer and Seller shall each submit to the Title Company, not less than three (3) days prior to the Closing Date, additional escrow instructions consistent with the provisions of this Agreement. In the event of any inconsistency between this Agreement and such additional escrow instructions, the provisions of this Agreement shall govern.

(d)          Satisfaction of Conditions. Where satisfaction of any of the foregoing conditions requires action by Buyer or Seller, each party shall use its diligent best efforts, in good faith, and at its own cost, to satisfy such condition. Where satisfaction of any of the foregoing conditions requires the approval of a party, such approval shall be in such party’s sole and absolute discretion.

(e)          Waivers. Buyer may prior to the expiration of its Title Contingency Period or Buyer’s Due Diligence Period, at its sole election, waive any of the conditions set forth in Sections 5 and 6 above, but any such waiver shall be effective only if contained in a writing signed by Buyer and delivered to Seller; however, Buyer’s delivery of the Closing Notice shall constitute a written waiver of the conditions set forth in Sections 5 and 6 above (other than those conditions relating to title objections, survey objections and other matters, which by their terms, remain in effect after the Title Contingency Period or the Buyer’s Due Diligence Period). Seller may at any time or times, at its sole election, waive any of the requirements imposed on Buyer herein but any such waiver shall be effective only if contained in a writing signed by Seller and delivered to Buyer. Buyer may at any time or times, at its sole election, waive any of the requirements imposed on Seller herein but any such waiver shall be effective only if contained in a writing signed by Buyer and delivered to Seller.

(f)           Seller’s Documents. At least one (1) business days prior to the Closing, Seller shall, at its sole cost and expense, deliver to Title Company as escrow, the following documents and instruments, each effective as of the Closing Date and executed by Seller, in addition to the other terms and payments required by this Agreement to be delivered by Seller:

(i)	the duly executed and acknowledged Deed;

(ii)          a duly executed Bill of Sale covering the Personal Property, in the form attached hereto as Exhibit “C”;

(iii)         a Certificate from the Texas Secretary of State (or a commercial reporting service satisfactory to Buyer) dated no earlier than one (1) business day prior to the Closing Date, indicating that as of the Certificate Date there are no filings against Seller in the office of the Secretary of State under Texas Commercial Code (or similar statute) that would be a lien on any of the items specified in said Bill of Sale above (other than such filings, if any, as are being released at the time of the Closing);

(iv)         two (2) originals of an affidavit of Seller that Seller is not a “foreign person” within the meaning of 26 U.S.C. § 1445 duly executed by Seller in the form attached hereto as Exhibit “H”;

(v)	the “Closing Statement” (as hereinafter defined);

(vi)         a duly executed General Assignment in the form attached hereto as Exhibit ”D”;

(vii)       a duly executed Assignment and Assumption of Leases in the form attached hereto as Exhibit “E” (which will be modified, if necessary, to include an assignment of rights and assumption of obligations under any Service Contracts which are included in the List of Surviving Service Contracts);

(viii)      such proof of Seller’s authority and authorization to enter into this Agreement and the transaction contemplated hereby, and such proof of the power and authority of the individual(s) executing or delivering any instruments, documents or certificates on behalf of Seller to act for and bind Seller as may be reasonably required by Title Company or Buyer;

(ix)         such other documents and instruments, signed and properly acknowledged by Seller, if appropriate, as may be reasonably required by Buyer, Escrow Agent or otherwise in order to effectuate the provisions of this Agreement and the Closing of the transactions contemplated herein, including, without limitation, reasonable or customary title affidavits.

(x)          the original Tenant Leases including any amendments, modifications, letter agreements, and correspondence relating thereto (to be delivered to Buyer at the Property at the Close of Escrow);

(xi)	the Security Deposits;
(xii)	an updated Rent Roll, dated as of the Closing Date;

(xiii)      two (2) duplicate original copies of a notice to the tenants under the Leases of the transfer of title and assumption by Buyer of the landlord’s obligations under the Leases in the form attached hereto as Exhibit “I” (hereinafter the “Notice to Tenants”);

(xiv)      two (2) duplicate original copies of the Closing Statement described in Section 9(i) duly executed by Seller;

(xv)        possession of the Property and all keys to the Improvements which Seller or Seller’s agents have in their possession, which keys shall include at least one (1) key for every apartment unit, and which keys shall be properly tagged for identification (to be delivered to Buyer at the Property upon Close of Escrow);

(xvi)      evidence of the existence, organization and authority of Seller and of the authority of persons executing documents on behalf of Seller reasonably satisfactory to Buyer and Title Company; and

(xvii)     any other documents, instruments, funds and records required to be delivered to Buyer under the terms of this Agreement which have not been previously delivered.

Buyer may waive compliance on Seller’s part under any of the foregoing items only by an instrument in writing.

(g)          Buyer’s Documents and Funds. On or before the Closing, Buyer shall, at its sole cost and expense, deliver to Title Company as escrow, the following:

(i)           the balance of the Purchase Price (over and above the deposits set forth in Section 1) in immediately available funds;

(ii)          immediately available funds sufficient to pay all Closing Expenses allocable to Buyer as provided for herein;

(iii)         the executed assignment and assumption of leases in the form attached hereto as Exhibit “E”;

(iv)         two (2) duplicate original copies of the Closing Statement, duly executed by Buyer; and

(v)          such other documents and instruments, signed and properly acknowledged by Buyer, if appropriate, as may reasonably be required by Escrow Agent or otherwise in order to effectuate the provisions of this Agreement and the closing of the transactions contemplated herein.

Seller may waive compliance on Buyer’s part under any of the foregoing items only by an instrument in writing. Seller shall use its best efforts to provide Buyer with adequate advance written notice of any anticipated delivery failure prior to any such failure amounting to a failure of the condition precedent set forth herein.

(h)          Other Documents. Seller and Buyer shall each deposit such other instruments as are reasonably required by the Title Company as escrow holder or otherwise required to close the Escrow and consummate the purchase of the Property in accordance with the terms hereof.

(i)           Real Estate Reporting Person. Escrow Agent is designated the “real estate reporting person” for purposes of section 6045 of title 26 of the United States Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by Escrow Agent shall so provide. Upon the consummation of the transaction contemplated by this Agreement, Escrow Agent shall file Form 1099 information return and send the statement to Seller as required under the aforementioned statute and regulation.

12.	WARRANTY AS TO TITLE AND AUTHORITY BY SELLER.

(a)          Warranty of Title. Seller warrants and represents to Buyer that Seller is now and at all times between the Effective Date and the Closing, inclusive, will be the owner (of record and beneficially) of (and Buyer will acquire hereunder) the entire right, title and interest in and to the Property to effectively vest in the Buyer good and marketable fee simple title to the Property. There are no conditional sales contracts, options, rights of first refusal or other similar agreements affecting the Property.

(b)          Enforceability of Agreement. Seller warrants and represents to Buyer that the person executing any instruments for or on behalf of the Seller was fully authorized to act on behalf of Seller and that the Agreement is valid and enforceable against Seller in accordance with its terms and each instrument to be executed by Seller pursuant hereto or in connection therewith will, when executed, be valid and enforceable against Seller in accordance with its terms. No approval, consent, order or authorization of, or designation, registration or declaration with, any governmental authority, including, but not limited to, subdivision approval, is required in connection with the valid execution and delivery of and compliance with this Agreement by Seller.

13.	NO OTHER REPRESENTATIONS OR WARRANTIES BY SELLER.

Except as expressly set forth in this Agreement, Seller makes no other representations or warranties with respect to the Property, all representations and warranties other than those expressly stated herein being expressly disclaimed, including, but not limited to, whether or not the Property can be converted to another use or that the Property is fit for a particular purpose, or that the Property is a suitable redevelopment site. Any determinations as to such matters shall be made solely by Buyer who shall rely solely upon its own experts, agents, consultants, employees, brokers, and other agents.

14.	WAIVER, "AS-IS" SALE AND SUNSET.

(a)          No Side Agreements or Representations; “AS-IS” Purchase. Buyer represents, warrants, and covenants to Seller that Buyer shall during the Due Diligence Period independently and personally inspect the Property and Improvements, and that Buyer has entered into this Agreement based upon its rights and intentions to make such personal examination and inspection. Except as specifically provided in this Agreement, and except for those representations and warranties, expressly set forth in this Agreement, in the Deed or other documents delivered at the Closing, Buyer agrees that Buyer shall accept the Property, in its then condition “as-is and with all faults”, including, without limitation, any faults and conditions specifically referenced in this Agreement. Buyer acknowledges and agrees that, except as specifically provided in this Agreement, and except for those warranties, expressly set forth in this Agreement, in the Deed or other documents delivered at the Closing, no person acting on behalf of Seller is authorized to make and Seller has not made, does not make, and specifically negates and disclaims any representations, warranties, promises, covenants, agreements, or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to:

(i)	the value of the Property;
(ii)	the income to be derived from the Property;

(iii)         the suitability of the Property for any and all activities and uses which Buyer may conduct thereon;

(iv)         the habitability, merchantability, marketability, profitability, or fitness for a particular purpose of the Property;

(v)	the manner, quality, state of repair, or lack of repair of the Property;
(vi)	the size or dimensions of the Property;

(vii)       the nature, quality, or condition of the Property, including, without limitation, the water, water rights, air, soil, sub-soil, and geology;

(viii)      the compliance of or by the Property or its operation with any laws, rules, ordinances, or regulations of any applicable governmental authority or body with respect to the use, improvement, or sale of the Property;

(ix)	parking ordinances, regulations, and requirements;
(x)	access to public roads, proposed routes of roads, or extensions thereof;

(xi)         the manner, condition, or quality of the construction or materials, if any, incorporated into the Property;

(xii)       compliance with any environmental protection, pollution, or land use laws, rules, regulation, orders, or requirements, including, but not limited to:

(1)	Endangered Species Act;

(2)           Title III of the Americans with Disabilities Act of 1990 and any other law, rule, or regulation governing access by disabled persons;

(3)	Texas Health & Safety Code;

(4)	Federal Water Pollution Control Act;

(5)	Federal Resource Conservation and Recovery Act;

(6)           U.S. Environmental Protection Agency Regulations Act, 40 C.F.R., Part 261;

(7)           Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended;

(8)	Resources Conservation and Recovery Act of 1976;

(9)	Clean Water Act;

(10)	Safe Drinking Water Act;

(11)	Hazardous Materials Transportation Act;

(12)	Toxic Substance Control Act; and

(13)	Regulations promulgated under any of the foregoing.

(xiii)      the presence or absence of hazardous materials at, on, under, or adjacent to the Property;

(xiv)      the content, completeness, or accuracy of the Property Documents, including any informational package, cost to complete estimate, or other materials prepared by Seller;

(xv)        the conformity of the Improvements, if any, to any plans or specifications for the Property, including any plans and specifications that may have been or may be provided to the Buyer;

(xvi)	the sufficiency of parking;

(xvii)     the conformity of the Property to past, current or future applicable zoning or building requirements;

(xviii)	the sufficiency or deficiency of any undershoring;
(xix)	the sufficiency or deficiency of any drainage;

(xx)        the fact that all or a portion of the Property may be located on or near an earthquake fault line;

(xxi)      the existence of vested land use, zoning, or building entitlements affecting the Property; or

(xxii)     any other matter concerning the Property or the other matters covered by this Agreement except as may be otherwise expressly stated herein, and except for those warranties, expressly set forth or implied by law, in the Deed or other documents delivered at the Closing.

Buyer further acknowledges and agrees that any information made available to Buyer or provided or to be provided by or on behalf of Seller with respect to the Property was obtained from a variety of sources and that Seller has not made any independent investigation or verification of such information and makes no representations as to the accuracy or completeness of such information except as may otherwise be provided herein. Except for the warranties and representations of Seller set out in this Agreement, Seller is not liable or bound in any manner by any oral or written statements, representations, or information pertaining to the Property, or the operation thereof, furnished by any of the foregoing entities and individuals or any other individual or entity. Buyer further acknowledges and agrees that to the maximum extent permitted by law, except as may be otherwise expressly stated in this Agreement, and except for those warranties, expressly set forth in the Deed or other documents delivered at the Closing (collectively, the “Express Warranties”), the sale of the Property as provided for herein is made on an “AS-IS” condition and basis with all faults as of the Closing Date, and that Seller has no obligations to make repairs, replacements, or improvements or to compensate Buyer for same except as may otherwise be expressly stated herein.

(b)          Release. Except as expressly provided in this Agreement including, without limitation, pursuant to matters arising out of or in connection with the Express Warranties and/or the obligations of Seller under Section 15 hereof, Buyer and anyone claiming by, through or under Buyer hereby fully and irrevocably releases Seller and its employees, officers, directors, representatives, agents, servants, attorneys, affiliates, parent companies, subsidiaries, successors, and assigns, and all persons, firms, corporations, and organizations acting on its behalf (collectively with Seller, “Seller Parties”), from any and all claims that it may now have or hereafter acquire against Seller or any or all of the Seller Parties for any costs, loss, liability, damage, expenses, demand, action, or cause of action arising from or related to the Property, including, without limitation, any construction defects, errors or omissions, or other physical conditions, latent or otherwise, geotechnical and seismic, affecting the Property or any portion thereof, including, without limitation, environmental matters (hereinafter, collectively, “Claims”).

This Release includes claims of which Buyer is presently unaware and which Buyer does not presently suspect to exist which, if known by Buyer, would materially affect Buyer’s Purchase Price. It is understood and agreed that the Purchase Price has been adjusted by prior negotiations to reflect that all of the Property is sold by Seller and purchased by Buyer subject to the foregoing. It is not contemplated that the Purchase Price will be increased if costs to Buyer associated with the Property prove to be less than expected nor will the Purchase Price be reduced if the Buyer’s plan for the Property leads to higher cost projections. Except as expressly provided in the Express Warranties, the sole remedy of the Buyer arising out of any defect in the Property shall be to terminate this Agreement as provided herein on or before the Closing Date.

(c)         Sunset Provision. All of the representations and warranties of Seller under this Agreement are made effective as of the Effective Date of this Agreement and also as of the Closing Date, but such representations and warranties of Seller shall not, in any event, be construed to apply or relate to any conditions or circumstances arising after the Closing Date. Seller has given certain limited representations in this Agreement and it is the intent of the parties hereto that said representations are given by Seller to Buyer for purposes of assisting Buyer with the due diligence and Closing of this transaction. Except as set forth in the Express Warranties, any and all representations and warranties of Seller shall cease upon Closing.

(d)         Contractual Statute of Limitations. In no event may any action for any reason be commenced against (i) Seller by Buyer, Buyer’s assignee, or any successor in interest or (ii) Buyer by Seller, Seller’s assignee, or any successor in interest, more than two (2) years after the Closing Date, and Buyer and Seller on behalf of themselves, their assignees, successors and assigns hereby waive any and all rights to recover any money from the other for any reason, unless action thereon is commenced within said two (2) year period following the Closing Date. This “sunset” provision shall apply to any action brought against Seller, including without limitation actions based on the condition of the Property or Seller’s representations.

(e)         No Oral Representation. Buyer and Seller agree that there are no oral representations from either party.

15.	COVENANTS OF SELLER.

During the period of time up to and including the Closing Date, Seller covenants and agrees as follows:

(a)          Insurance. Seller will keep all Property conveyed hereunder fully insured for liability against all usual risks. Seller is not required to carry property insurance. Seller will maintain in effect all other insurance policies now in effect, up to and including the Closing Date.

(b)          Further Tenancies & Contracts. Between the date of the execution of this Agreement and the Closing Date, without the prior written consent of the Buyer, Seller shall not enter into: (i) any new Service Contracts; or (ii) any new Tenant Leases, other than Tenant Leases for lease terms of one (1) year or less, entered into by Seller in the normal course of business on the Form Lease, with rent rates in conformance with the Schedule of Rents and Concessions and with no concessions or alterations to the Form Lease other than those included in the concessions listed in the Schedule of Rents and Concessions.

(c)          Operation and Condition Pending Closing. Between the date of this Agreement and the Closing Date, Seller will continue to manage, operate and maintain the Property in the same manner as existed prior to the execution of this Agreement.

(d)          Condition of Property. On the Closing Date, Seller shall deliver the Property in substantially the same (or better) condition as existed on the Effective Date of this Agreement, ordinary wear and tear excepted.

(e)          Title. Seller shall not (i) directly or indirectly sell, assign or create any right, title or interest whatsoever in or to the Property or (ii) take any action, create, commit, permit to exist or suffer any acts which would (A) give rise to a variance from the current legal description of the Real Property, or (B) cause the creation of any lien, charge or encumbrance other than the Permitted Exceptions, or (C) enter into any agreement to do any of the foregoing without Buyer’s prior written consent (which consent may be withheld in Buyer’s sole and absolute discretion).

(f)           Property Management Agreements and Employees. Seller shall terminate as of the Closing any property management agreement affecting the Property. Seller shall be solely responsible for the payment of any and all wages, salaries, vacation and/or sick leave compensation, pension or profit sharing benefits and other benefits or compensation inuring to the benefit of any and all employees of Seller, any affiliate or agent, employed at the Property through the Closing Date, and all such employees shall, at Seller’s cost and expense, be terminated or otherwise employed by Seller effective as of the Closing Date.

(g)          Notice of Change in Circumstances. Seller shall promptly notify Buyer of any material change in any condition with respect to the Property or any portion thereof of which Seller has knowledge subsequent to the date of this Agreement, it being expressly understood that Seller’s obligation to provide information to Buyer under this Section shall in no way impose any liability upon Seller or relieve Buyer of its obligations to conduct its own due diligence regarding the Property and to make its own inspection of the Property prior to Closing to verify its condition.

(h)          Development Activities. Seller has halted its renovation activities at the Property and shall not take any actions with respect to the development of the Property, including, without limitation, applying for, pursuing, accepting or obtaining any permits, approvals or other development entitlements from any governmental or other regulatory entities or finalizing or entering into any agreements relating thereto without Buyer’s prior written consent (which consent may be withheld in Buyer’s sole and absolute discretion). Seller hereby agrees to reasonably cooperate with Buyer in Buyer’s efforts to transfer or obtain such governmental approvals as Buyer deems necessary to permit Buyer to operate the Property as Buyer wishes. Without limitation on the generality of the foregoing, Seller agrees to execute and deliver all applications and other documents which may be necessary in order to apply for, obtain, consent to, approve, amend or modify any governmental or land use approvals, licenses, permits and variances of any kind or nature to the extent that they are not inconsistent with Seller’s current and intended use of the Property or to the extent that they may become effective only after Closing; provided, however, that Seller will not be required to incur any expense or liability in connection with any of the foregoing.

(i)           Litigation. Other than day to day eviction or other ordinary course of business litigation, Seller shall not allow to be commenced on its behalf any action, suit or proceeding with respect to all or any portion of the Property without Buyer’s prior written consent (which consent may be withheld in Buyer’s sole and absolute discretion) except ordinary course eviction proceedings.

(j)           Contracts. Except for any Service Contracts included in the List of Surviving Service Contracts, Seller shall terminate as of the Closing Date, any and all landscaping contracts, service contracts, security service contracts, trash pick-up contracts, laundry room leases and other agreements of any kind or nature affecting the Property (other than the Tenant Leases) so that the Property will be conveyed to Seller completely unencumbered by any contracts or agreements other than the Tenant Leases.

(k)          Compliance with Laws. Seller will not knowingly change or allow the use or occupancy of the Property to be changed in any manner which violates any applicable laws, ordinances, rules, regulations or restrictive covenants.

(l)           Hazardous Materials. Seller will not knowingly allow or permit the introduction, spillage, release, discharge, use, storage or disposal of any hazardous material, hazardous waste or pollutant of any kind or nature into, onto or from the Property.

(m)         Notices. Seller will promptly upon obtaining notice of same, notify Buyer of any: (i) legal, governmental or administrative proceeding instituted against Seller or the Property of which Seller has actual knowledge and which Seller actually knows might have any affect upon the Property, its value or the rights to possession of same; (ii) damage to or destruction of any portion of the Property; or (iii) pending or threatened condemnation or taking affecting any portion of the Property.

16.	INDEMNIFICATION.

Except as otherwise set forth herein, Buyer hereby indemnifies and agrees to defend and hold Seller harmless from and against any claims, demands, obligations, losses, costs, damages, liabilities, judgments or expenses (including reasonable attorneys’ fees, charges and disbursements) arising out of or in connection with the ownership, operation or maintenance of the Property after the Closing. Seller hereby indemnifies and agrees to defend and hold Buyer harmless from and against any claims, demands, obligations, losses, costs, damages, liabilities, judgments or expenses (including reasonable attorneys’ fees, charges and disbursements) arising out of or in connection with the ownership, operation or maintenance of the Property by Seller prior to the Closing. Each party shall do, execute and deliver, or shall cause to be done, executed and delivered, all such further acts and instruments which the other party may reasonably request in order to more fully effectuate the indemnifications provided for in this Agreement. The provisions of this Section 16 shall survive the Closing.

17.	REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller hereby warrants and represents the following to Buyer:

(a)          All documents executed by Seller which are to be delivered to Buyer at the Closing will be duly executed and delivered by Seller, and are or at the Closing will be legal, valid and binding obligations of Seller, and do not or at the time of Closing will not violate any provisions of any agreement, mortgage, deed, note or other document or instrument to which Seller is a party or to any court order to which Seller is subject.

(b)          Except for the Tenant Leases, there are no outstanding leases, options to purchase, rights of first refusal, letters of intent or rental agreements with respect to any of the Property.

(c)          There are no parties other than Seller who own or hold fee title by, through or under Seller to any portion of the Property in undivided interests or otherwise, and no person or entity other than Buyer has any right to acquire from Seller any fee interest in any portion of the Property.

(d)          To the best of Seller’s actual knowledge, there are no unpaid bills owed by Seller that would affect Seller’s ability to comply with the Express Warranties except those that will be paid by Seller at or prior to Closing.

(e)          To the best of Seller’s actual knowledge, there are no management agreements, service contracts, maintenance contracts, landscaping contracts, security service agreements, trash pick-up contracts, laundry leases or other similar agreements affecting any portion of the Property which will survive the Closing or which will be binding upon the Buyer or the Property after the Closing Date, except for the Service Contracts which are included in the List of Surviving Service Contracts.

All of the representations and warranties of Seller under this Agreement are made effective as of the Effective Date of this Agreement and also effective as of the Closing Date. The obligation of Buyer to close the purchase of the Property is contingent upon the continued truth and accuracy of Seller’s representations and warranties hereunder as of the Closing Date. If any of the representations or warranties set forth in this Agreement are untrue or are misleading, then Buyer shall be entitled to terminate this Agreement, in which event the Deposit shall be returned to Buyer immediately and thereafter neither party will have any further rights, remedies or obligations under this Agreement.

18.	REPRESENTATIONS AND WARRANTIES OF BUYER.

(a)          Due Authority. All documents executed by Buyer which are to be delivered to Seller at the Closing are to be or at the time of Closing, will be duly executed and delivered by Buyer (or assignee), and are or at the Closing will be legal, valid and binding obligations of Buyer, and do not and at the time of Closing will not violate any provisions of any agreement, mortgage, deed, note or other document or instrument to which Buyer is a party or to any court order to which Buyer is subject.

(b)          Enforceability of Agreement. The person executing any instruments for or on behalf of the Buyer was fully authorized to act on behalf of Buyer and that the Agreement is valid and enforceable against Buyer in accordance with its terms and each instrument to be executed by Buyer pursuant hereto or in connection therewith will, when executed, be valid and enforceable against Buyer in accordance with its terms. No approval, consent, order or authorization of, or designation, registration or declaration with, any governmental authority, including, but not limited to, subdivision approval, is required in connection with the valid execution and delivery of and compliance with this Agreement by Buyer.

19.	LOSS BY CASUALTY; CONDEMNATION.

(a)          Risk of Physical Loss. Prior to Seller’s delivery of possession of the Property to Buyer at the Closing, the risk of loss or damage to the Property shall remain upon Seller. If the Property suffers damages as a result of any casualty prior to the Closing, then Seller shall give written notice thereof to Buyer promptly after the occurrence of the casualty. Buyer can elect to either (i) require Seller to repair and restore same, in which event, the Closing Date will be extended until such date as may be reasonably required to complete the repair and restoration, in which case, Seller shall retain all insurance proceeds (provided that in no event will the Closing be extended for more than ninety (90) days); or (ii) accept the Property in its damaged condition, together with an assignment of Seller’s insurance proceeds and a credit against the Purchase Price for the amount of any deductible and any difference between the available insurance proceeds and the anticipated cost of repairing the damage (and Seller hereby agrees that it shall not settle or compromise any insurance claim affecting the Property without Buyer’s prior written consent, which consent shall not be unreasonably withheld or delayed); provided, however, that if as result of any casualty, (i) the Property sustains damage in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) or (ii) fifteen (15) or more apartments are rendered uninhabitable for three (3) or more consecutive days (regardless of the replacement costs for such apartments), then Buyer can elect to either: (i) require Seller to repair and restore same, in which event, the Closing Date will be extended until such date as may be reasonably required to complete the repair or restoration, in which case, Seller shall retain all insurance proceeds (provided that in no event will the Closing be extended more than ninety (90) days); (ii) accept the Property in its damaged condition, together with an assignment of Seller’s insurance proceeds and a credit against said Purchase Price for the amount of any deductible and any difference between the available insurance proceeds and the anticipated cost of repairing the damage (and Seller hereby agrees that it shall not settle or compromise any insurance claim affecting the Property without Buyer’s prior written consent, which consent shall not be unreasonably withheld or delayed); or (iii) terminate this Agreement upon notice to Seller served within twenty (20) business days of such casualty. In the event of such termination, the Deposit shall be promptly returned to Buyer and thereafter neither party will have any further rights, remedies or obligations under this Agreement.

(b)          Condemnation. In the event that, prior to the Close of Escrow, any governmental entity shall commence or threaten any action of eminent domain or similar type proceedings to take any portion of or interest in the Property, Seller shall give prompt written notice thereof to Buyer, and Buyer shall have the option either to (i) elect not to acquire the Property (if and only if the value of the property interest condemned is $100,000.00 or more) in which event, the Deposit will be promptly returned to Buyer and thereafter neither party will have any further rights, remedies or obligations under this Agreement, or (ii) complete the acquisition of the Property, in which case Buyer shall be entitled to all the proceeds of such taking (and Seller hereby agrees that it shall not settle or compromise the proceedings without Buyer’s prior written consent, which consent will not be unreasonably withheld or delayed).

20.	POSSESSION.

Possession of the Property free of any rights of any other party in possession shall transfer to the Buyer at the Closing.

21.	BACK UP OFFERS.

Seller reserves the right to solicit back up offers on the Property and to enter into contracts for the sale of the Property which are expressly subject and subordinate to Buyer’s rights under this Agreement and which by their own terms terminate upon the Closing under this Agreement, so that such contracts will thereafter have no effect upon the Property or Buyer. However, Seller agrees that during the term of this Agreement, Seller shall not close the sale of the Property, or allow any contract or memorandum of contract or other document referencing any contract to be recorded in any public records, or list the Property for sale or otherwise actively market the Property in a manner which would suggest that this Agreement is not fully binding. Prior to the termination of this Agreement, Seller shall not distribute any Property Documents to any potential back up buyers and shall not permit such other buyers to perform any physical diligence of the Property.

22.	MISCELLANEOUS.

(a)          Notices. Any notice, communication, request, reply or advice (severally and collectively referred to as “Notice”) in this Agreement provided or permitted to be given, made or accepted by either party to the other must be in writing. Notice may, unless otherwise provided herein, be given or served: (a) by depositing the same in the United States Mail, certified, with return receipt requested, addressed to the party to be notified and with all charges prepaid; (b) by depositing the same with Federal Express or another service guaranteeing “next day delivery”, addressed to the party to be notified and with all charges prepaid; (c) by delivering the same to such party, or an agent of such party; or (d) by transmitting the same to the party to be notified by telecopy or by electronic mail, provided that such telecopy or electronic mail delivery is followed by a notice sent in accordance with one of the other provisions set forth above. Any Notice delivered by delivery or by telecopy or electronic mail in the manner required above shall be effective on the date of such delivery, telecopy or electronic mail delivery. Any Notice delivered by Federal Express or similar service shall be effective one business day following deposit. All mailed Notices hereunder shall be effective three days following deposit in the manner described hereinabove. For the purposes of notice, the addresses of the Parties shall, until changed as provided below, be as follows::

If to Seller:	c/o Mr. Dinesh Maniar MONTGOMERY REALTY GROUP, INC. 400 Oyster Point Blvd., Suite 415 So. San Francisco, CA 94080 Telephone: (650) 266-8080 Facsimile: (650) 266-8089
With copies to:	James T. Graeb, Esq. 400 Oyster Point, Suite 415 So. San Francisco, CA 94080 Telephone: (650) 266-8080 Facsimile: (650) 266-8089 Email: jgraeb@aol.com and

Lisa C. Fancher Fritz, Byrne, Head & Harrison, LLP 98 San Jacinto Blvd., Suite 2000 Austin, TX 78701 Telephone: (512) 322-4708 Facsimile: (512) 477-5267 Email: lfancher@fbhh.com
If to Buyer:	David Cox Cypress Real Estate Advisors, Inc. 301 Congress, Suite 500 Austin, TX 78701 Telephone: (512) 867-1609 Facsimile: (512) 494-8519 Email: dcox@cypress-advisors.com
With copies to:	Tim Clark Cypress Real Estate Advisors, Inc. 301 Congress, Suite 500 Austin, TX 78701 Telephone: (512) 494-8510 Facsimile: (512) 494-8519 Email: tclark@cypress-advisors.com and Mr. Samuel D. Byars Armbrust & Brown, L.L.P. 100 Congress Avenue, Suite 1300 Austin, TX 78701 Telephone: (512) 435-2303 Facsimile: (512) 435-2360 Email: sbyars@abaustin.com

The parties hereto shall have the right from time to time to change their respective addresses, and each shall have the right to specify as its address any other address within the United States of America by at least five (5) days written notice to the other party.

(b)          Brokers and Finders. Seller shall pay a brokerage commission of three percent (3%) of the sales price, from the sale proceeds at close of escrow to First Austin Properties (the “Broker”) Said commissions shall be paid by Seller from Escrow at the Closing. Seller and Buyer each hereby represent, warrant to and covenant to each other that it has not dealt with any third party other than the Broker in a manner which would obligate the other to pay any brokerage commission, finder’s fee or other compensation due or payable with respect to the transaction contemplated hereby. Seller hereby indemnifies and agrees to protect, defend and hold Buyer harmless from and against any and all claims, losses, damages, costs and expenses (including attorneys’ fees, charges and disbursements) incurred by Buyer by reason of any breach or inaccuracy of the representation, warranty and agreement of Seller contained in this Section 22(b). Buyer hereby indemnifies and agrees to protect, defend and hold Seller harmless from and against any and all claims, losses, damages, costs and expenses (including attorneys’ fees, charges and disbursements) incurred by Seller by reason of any breach or inaccuracy of the representation, warranty and agreement of Buyer contained in this Section 22(b). Nothing in this Section or Agreement shall create any third party beneficiary rights in favor of any broker. The provisions of this paragraph shall survive the Closing.

(c)          Successors and Assigns. Third Parties. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors, heirs, administrators and assigns. Without being relieved of any liability under this Agreement, Buyer reserves the right to take title to the Property in a name or assignee other than Buyer. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

(d)          Assignment. Except as provided in this Section 22, neither party to this Agreement may assign this Agreement to another party, except that either party may assign this Agreement to an IRC § 1031 exchange accommodator in accordance with Section 21(k) hereof, or to a “Permitted Assignee”. A Permitted Assignee shall be any assignee of Buyer’s rights under this Agreement that Buyer warrants is able to perform Buyer’s obligations under this Agreement, it being expressly agreed and understood that Buyer is not required to obtain any consent or approval from Seller prior to or as a condition to any assignment of Buyer’s rights under this Agreement.

(e)          Amendments. Except as otherwise provided, this Agreement may be amended or modified by, and only by, a written instrument executed by Seller and Buyer.

(f)           Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Texas, without regard to its principles of conflicts of law.

(g)          Merger of Prior Agreements. This Agreement contains the entire agreement of the parties and supersedes all prior negotiations, correspondence, letters or intent, understandings and agreements between the parties, relating to the subject matter hereof.

(h)          Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

(i)           Venue. Seller and Buyer mutually agree that in the event any lawsuit is commenced regarding this Agreement or the Property’s condition, use management, or related matters, then the venue shall be in the State of Texas, County of Travis.

(j)          Time of the Essence. Time is of the essence with respect to all matters contemplated by this Agreement.

(k)         Exchange Transaction. In the event that either party elects to consummate the transaction contemplated herein by virtue of an exchange transaction under Section 1031 of the Code, the other party shall cooperate with exchanging party so as to consummate this transaction pursuant to the provisions of Section 1031 of the Internal Revenue Code of 1986, subject to the following conditions:

(i)           The period for the Closing shall not be extended by such exchange transaction;

(ii)          No stranger to the transaction shall take title to any property as part of any such exchange transaction;

(iii)         Neither party shall be required to advance any funds whatsoever or incur any obligation or liability whatsoever in connection with any such exchange transaction; and/or

(iv)         If either party uses a qualified intermediary or exchange accommodation titleholder to effectuate the exchange, any assignment of the rights or obligations of such party hereunder shall not relieve, release or absolve such party of its obligations to the other.

(l)            Breach by Seller. In the event that Seller breaches its obligations or defaults under this Agreement, Buyer shall be entitled to specific performance. In addition, Buyer shall be entitled to recover its actual damages due to any breach of any of the Express Warranties of Seller under this Contract. With respect to a default by Seller and Seller’s obligation to convey the Property to Buyer, Buyer shall be entitled only to specific performance or to the return of the Deposit, but not to any damages for loss in value or for consequential damages or to any other monetary damages.

(m)        Attorneys’ Fees. Seller and Buyer shall each bear their own attorneys’ fees in the performance of this Agreement; provided, however, that in the event of a dispute between Buyer and Seller regarding enforcement or interpretation of this Agreement, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable attorneys’ fees costs and expenses generated by reason of said dispute.

(n)         Headings. The headings of the various sections of this Agreement are for the convenience of the parties and shall not be used in the interpretation of this Agreement.

(o)         Interpretation. This Agreement shall be construed according to the normal meaning of words and phrases, and shall not be read against either party to this Agreement. In any dispute regarding interpretation of this Agreement, the Court shall seek to base its interpretation on the normal meaning of such words and phrases.

(p)         Days and Business Days. As used in this Agreement, the term “day” shall refer to a calendar day and the term “business day” shall refer to any calendar day other than a legal holiday in the State of Texas, Saturday or Sunday. In the event that the date for the performance of any covenant or obligation under this Agreement shall fall on a Saturday, Sunday or legal holiday under the laws of the State of Texas, the date for performance thereof shall be extended to the next business day.

(q)         Other Construction. As used herein the term “may” is permissive and the terms “shall” and “will” are mandatory. The singular shall include the plural and the neuter, the masculine and feminine.

(r)         Further Assurances. Each party agrees to cooperate with the other party and to execute such additional instruments and documents as may be reasonably necessary or proper in order to carry out the provisions of this Agreement.

(s)         No Waiver. The waiver by either party of the performance of any covenant, condition or promise shall not invalidate this Agreement and shall not be considered a waiver of any other covenant, condition or promise. The waiver shall not constitute a waiver of time for performing any other act or any identical act required to be performed at a later time. The exercise of any remedy provided in this Agreement shall not be a waiver of any remedy provided by law, and the provisions in this Agreement for any remedy shall not exclude any other remedy unless such remedy is expressly excluded.

(t)          Invalid Provisions. If any one or more of the provisions of this Agreement shall for any reason be held to be invalid, unenforceable or illegal in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth.

(u)         Schedules; Exhibits. All schedules and exhibits attached are incorporated into this Agreement.

(v)         Confidentiality. Buyer and Seller shall keep the pendency of this transaction, the documents and information supplied by the parties to each other and the terms and conditions of the transaction contemplated by this Agreement confidential and shall not disclose any information regarding the same prior to the Closing; provided, however, that both Buyer and Seller shall have the right to disclose the terms of this Agreement and other information to their respective directors, officers, employees, agents, contractors, attorneys, consultants, partners, lenders and such other persons or entities from whom consent to transfer is required; provided that the parties shall inform all persons receiving such information of the confidentiality requirement and (to the extent within such party’s control) cause such confidence to be maintained. Buyer acknowledges that Seller is a publicly traded corporation and must make certain filings with the Securities and Exchange Commission (hereinafter “SEC”), including reporting of all material contracts. This Agreement is a material contract. Accordingly, Seller is permitted to make all necessary or appropriate governmental disclosures, and if an inquiry is made by third parties regarding this sale, Seller may make appropriate disclosures as required by the federal securities laws of the United States. In compliance with said laws, Seller shall use its best efforts to maintain confidentiality of this Agreement, the identity of the Buyer and any parent or other entity which owns or controls Buyer. Buyer shall have the right to make inquiries regarding the Property of governmental officials and current and former service providers, contractors, tenants and other persons having knowledge of the Property and shall have the right to state as the basis for any such inquiries that Buyer has entered into this Agreement with Seller for the purchase and sale of the Property. This confidentiality provision applies to any and all environmental studies. Upon the termination of this Agreement prior to the Closing, Buyer shall return to Seller and Seller shall return to Buyer, promptly upon request, all copies of documents and materials supplied by Seller to Buyer and Buyer to Seller, as applicable. Disclosure of information shall not be prohibited if that disclosure is of information that is or becomes a matter of public record or public knowledge as a result of the Closing of this transaction of from sources other than the parties or their agents, employees, contractors, attorneys or consultants. In addition, and notwithstanding any provision in this Agreement to the contrary, it is agreed and understood that: (i) the parties may disclose any information which is required by law or court order to be disclosed and such disclosure will not be construed to give rise to any breach or default under this Agreement; and (ii) the confidentiality requirements under this Section 22(v) will expire upon the Close of Escrow and will be of no further force or effect thereafter.

(w)        Expenses. Subject to the allocation of Closing Expenses provided in this Agreement, whether or not the transactions contemplated by this Agreement shall be consummated, all fees and expenses incurred by any party hereto in connection with this Agreement shall be borne by such party.

(x)         Representations of Authority. Each party hereby represents to the other that this Agreement has been duly executed by it or its duly authorized officers, partners or agents and constitutes a valid, binding and enforceable obligation of such party.

(y)         WAIVER OF CONSUMER RIGHTS. BUYER WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., TEXAS BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date set forth above.

SELLER:
MONTGOMERY REALTY GROUP, INC.,
A NEVADA CORPORATION
By:	/s/ Dinesh Maniar
Its:	President
Date:	2/23/07

BUYER:
CYPRESS REAL ESTATE ADVISORS, INC.,
A DELAWARE CORPORATION
By:	/s/ M. Timothy Clark
Its:	President
Date:	2/9/07

ACCEPTANCE BY ESCROW AGENT

The undersigned Escrow Agent accepts the foregoing Agreement of Purchase and Sale and Joint Escrow Instructions and agrees to act as Escrow Agent under this Agreement.

TEXAS UNITED TITLE, INC.

By:
Name:
Its:
Date:

ACCEPTANCE BY BROKERS

The undersigned brokers are executing this Purchase and Sale Agreement in their capacity as real estate brokers and acknowledge that the fee or commission (hereinafter “Fee”) due to them as a result of the transaction described in this Agreement is the amount as set forth in Section 22(b). Said brokers also acknowledge that the payment of the Fee is conditioned upon the Closing and the receipt of the Purchase Price by Seller, less the Closing costs and prorations chargeable to Seller, and brokers shall not be entitled to any commission until such events occur.

Dated: February __, 2007	FIRST AUSTIN PROPERTIES

By:
(Signature)
By:
(Title)

EXHIBIT “A”

LEGAL DESCRIPTION OF THE LAND

Being Tract A, London Square, a subdivision in Travis County, Texas according to the map or plat of record in Volume 49, Page 8, Map Records, Travis County, Texas and being more particularly described as follows:

BEGINNING at a l” iron pipe found at the intersection of the southwest R.O.W., of Elmont Drive {80’R.O.W.) with the northwest R.O.W. of Town Lake Circle (60’R.O.W.);

THENCE South 30°00’00”, West along the northwest R.O.W., of Town Lake Circle a distance of 384.95 feet to a 1” iron pipe found for corner and the beginning of a curve to the right with radius of 73.33 feet and central angle of 113 degrees 36 minutes 00 seconds. (Chord bears South 86°48’00” seconds West at 122.72 feet);

THENCE southwesterly along said curve to the right and continuing along the northwest R.O.W. of Town Lake Circle an arc distance of 145.39 feet to a railroad spike found for corner;

THENCE North 36°24’00” West along the northeast R.O.W. of Town Lake Circle a distance of 98.35 feet to a nail found for corner and the beginning of a curve to the left with radius of 3844.26 feet and central angle of 7°03’10”;

THENCE northwesterly along said curve to the left and continuing along the northeast R.O.W. of Town Lake Circle an arc distance of 473.21 feet to a 1” iron pipe found for corner, said point being the south corner of Lot 18, Lake Shore Colony, an addition to the City of Austin according to the plat thereof, recorded in Volume 40, Page 38, Map Records, Travis County, Texas.

THENCE North 46°06’00” East along the southeast line of said Lot 18 a distance of 134.42 feet to a 1” iron pipe found for corner;

THENCE North 29°52’00” East continuing along the southeast line of said Lot 18 a distance of 135.00 feet to a 1” iron pipe found for corner, said point being the southwest R.O.W. of Elmont Drive;

THENCE South 60°08’00” East along the southwest R.O.W. of Elmont Drive a distance of 585.00 feet to a 1” iron pipe found for corner and the beginning of a curve to the right with radius of 14.97 feet and central angle of 90°07’37” (Chord bears South 15 degrees 04 minutes 00 seconds East 21.19 feet);

THENCE southeasterly continuing along the southwest R.O.W. of Elmont Drive and along said curve to the right an arc distance of 23.54 feet to the PLACE OF BEGINNING AND CONTAINING 236,047 square feet or 5.42 acres of land.

A-1

EXHIBIT “B”

LIST OF PERSONAL PROPERTY

This Exhibit shall consist of a list of the furniture, machinery, apparatus, appliances, including, without limitation, refrigerators, and equipment to be conveyed by Seller to Buyer. Such list shall be prepared by Seller, delivered to Buyer concurrently with the execution of this Agreement, approved by Buyer and inserted as Exhibit “B” on or before expiration of the Due Diligence Period.

B-1

EXHIBIT “C”

BILL OF SALE

THE STATE OF TEXAS	§
	§	KNOW ALL MEN BY THESE PRESENTS: THAT
COUNTY OF TRAVIS	§

WHEREAS, MONTGOMERY REALTY GROUP, INC., a Nevada corporation (“Seller”), has this day conveyed to CYPRESS REAL ESTATE ADVISORS, INC., a Delaware corporation (“Buyer”), that certain real property in Travis County, Texas, which is described on Exhibit “A” attached hereto and incorporated herein by reference, together with all improvements thereon, all fixtures attached thereto, and all appurtenances thereto (the “Real Property”); and

WHEREAS, Seller has agreed, in connection with the conveyance of the Real Property, to convey to Buyer all furniture, equipment, supplies and other tangible items of personal property owned by Seller which are situated on or within the Real Property, including without limitation, all of the items listed on Exhibit “B” attached hereto and incorporated herein by reference (all of the foregoing being referred to herein collectively as the “Personal Property”):

NOW, THEREFORE, for and in consideration of the premises herein stated and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Seller has this day BARGAINED, SOLD, ASSIGNED, TRANSFERRED, CONVEYED, and DELIVERED, and by these presents does hereby BARGAIN, SELL, ASSIGN, TRANSFER, CONVEY, and DELIVER unto Buyer all of the Personal Property TO HAVE AND TO HOLD all of the Personal Property unto Buyer and Buyer’s successors and assigns, and Seller does hereby bind Seller and Seller’s successors and assigns to warrant and forever defend all and singular the said Personal Property unto Buyer and Buyer’s successors and assigns against every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under Seller, but not otherwise.

Seller does hereby covenant with Buyer that Seller is the lawful owner of the Personal Property, the Personal Property is free and clear of all liens, mortgages, pledges, security interests, prior assignments, encumbrances and claims of any nature other than Permitted Exceptions (as defined in that certain Purchase and Sale Agreement and Joint Escrow Instructions [the “Agreement”] dated as of ________ ___, 2007, by and between Seller and Buyer) and that Seller has good right to sell the Personal Property as aforesaid and will warrant and defend the title thereto unto Buyer, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under Seller, but not otherwise, as aforesaid.

This conveyance is made AS IS, WHERE IS AND WITH ALL FAULTS AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER.

This Bill of Sale shall be binding upon and inure to the benefit of Buyer and Buyer’s heirs, legal representatives, successors and assigns.

This Bill of Sale and the legal relations of the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to its principles of conflicts of law.

C-1

Executed on this the ____ day of _______________, 2007.

SELLER:
MONTGOMERY REALTY GROUP, INC.,
A NEVADA CORPORATION

By:
Dinesh Maniar
Its:
Dated:

THE STATE OF __________	§

COUNTY OF ____________	§

This instrument was acknowledged before me this ____ day of ________________, 2007 by Dinesh Maniar, _________________ of Montgomery Realty Group, Inc., a Nevada corporation, on behalf of said corporation.

(SEAL)
Notary Public Signature

EXHIBIT “A”

[ATTACH DESCRIPTION OF REAL PROPERTY]

EXHIBIT “B”

[ATTACH COPY OF CLOSING INVENTORY]

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EXHIBIT “D”

GENERAL ASSIGNMENT

THE STATE OF TEXAS	§
	§	KNOW ALL MEN BY THESE PRESENTS: THAT
COUNTY OF TRAVIS	§

WHEREAS, MONTGOMERY REALTY GROUP, INC., a Nevada corporation (“Seller”), has this day conveyed to CYPRESS REAL ESTATE ADVISORS, INC., a Delaware corporation (“Buyer”), that certain real property in Travis County, Texas, which is described on Exhibit “A” attached hereto and incorporated herein by reference, together with all improvements thereon, all fixtures attached thereto, and all appurtenances thereto (the “Real Property”); and

WHEREAS, Seller has agreed, in connection with the conveyance of the Real Property, to convey to Buyer all of Seller’s right, title and interest in and to all items of personal and intangible property, if any, to the extent owned by Seller, which pertain to or are used in connection with the ownership, operation and/or maintenance of the Real Property, including without limitation, the Marketing Materials, Leasing Materials, Deposits and Refunds, Plans and Reports, Claims and Causes of Action, Warranties, Governmental Approvals and Permits, Utility Service Permits, Utility Service Rights, Street and Drainage Rights, Developer’s Rights and Intangible Property described on Exhibit “B” attached hereto and incorporated herein by reference (all of the foregoing being referred to herein collectively as the “Transferred Property”):

NOW, THEREFORE, for and in consideration of the premises herein stated and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Seller has this day BARGAINED, SOLD, ASSIGNED, TRANSFERRED, CONVEYED, and DELIVERED, and by these presents does hereby BARGAIN, SELL, ASSIGN, TRANSFER, CONVEY, and DELIVER unto Buyer all of Seller’s right, title and interest in and to the Transferred Property. Seller hereby warrants and represents to Buyer that Seller has not previously BARGAINED, SOLD, ASSIGNED, TRANSFERRED, CONVEYED or DELIVERED any of the Transferred Property to any third party, but otherwise, the Transferred Property is transferred by Seller to Buyer hereunder AS IS, WHERE IS AND WITH ALL FAULTS AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER.

Executed on this the ____ day of _______________, 2007.

SELLER:
MONTGOMERY REALTY GROUP, INC.,
A NEVADA CORPORATION

By:
Dinesh Maniar
Its:
Dated:

THE STATE OF __________	§

COUNTY OF ____________	§

This instrument was acknowledged before me this ____ day of ________________, 2007 by Dinesh Maniar, _________________ of Montgomery Realty Group, Inc., a Nevada corporation, on behalf of said corporation.

(SEAL)
Notary Public Signature

EXHIBIT “A”

[ATTACH DESCRIPTION OF REAL PROPERTY]

EXHIBIT “B”

PROPERTY DESCRIPTIONS AND DEFINITIONS

1.            “Marketing Materials” shall mean and refer to all advertising materials, brochures, cards, stationery, office supplies and other items or materials of any kind or nature in Assignor’s possession which are used or generated in connection with the marketing of the Real Property.

2.            “Leasing Materials” shall mean and refer to all brochures, ledger cards, lease applications, credit reports, and other documents in Seller’s possession which are used or generated in connection with the leasing of the Real Property.

3.            “Deposits and Refunds” shall mean and refer to all: prepaid rents, security deposits and/or other deposits of any kind or nature which have been delivered to Assignor with respect to or in connection with the Real Property.

4.            “Plans and Reports” shall mean and refer to all construction plans and specifications, engineering reports, environmental reports, technical reports, drawings, surveys, utility studies, market studies, appraisals, and/or any other reports or data covering or relating the Real Property which are in the possession of Assignor.

5.            “Claims and Causes of Action” shall mean and refer to all claims and causes of action relating to the Personal Property and/or the Real Property except for Seller’s right to receive Delinquent Rent, as defined in that certain Purchase and Sale Agreement and Joint Escrow Instructions dated______________, 2007 (the “Agreement”) and Seller’s rights of offset and defenses that Seller may assert in response to any claims and causes of action that may be asserted against Seller related to the Personal Property, the Real Property and the Agreement.

6.            “Warranties” shall mean and refer to all warranties, guarantees, and indemnities relating to the Personal Property and/or the Real Property, and all claims thereunder.

7.            “Governmental Approvals and Permits” shall mean and refer to all approvals, permits, licenses, and/or applications of any kind or nature which have been issued by or which are on file with any governmental agencies, departments or authorities with respect to the Real Property, including, without limitation, all zoning approvals, subdivision approvals, special permit approvals, land development permits, building permits, and/or certificates of occupancy.

8.            “Utility Service Permits” shall mean and refer to all water, wastewater, electric, gas, cable television, telephone, and other utility service rights, permits, and/or applications relating to or benefiting the Real Property, including, without limitation, all utility taps, utility commitments, and/or utility meters.

9.            “Utility Service Rights” shall mean and refer to all off-site waterlines, wastewater lines, and all other lines, facilities or improvements of any kind or nature which provide water, wastewater, electric, natural gas, cable television, telephone and other services to the Real Property. Without limitation on the generality of the foregoing, the Utility Service Rights include all of the right, title, and interest of Assignor in and to all utility lines or improvements arising by virtue of the Utility Service Permits, and all rights of reimbursement for expended costs or costs to be incurred in the future arising from any agreements with any person, governmental entity, or privately owned entity.

10.          “Street and Drainage Rights” shall mean and refer to all off-site street and drainage improvements of any kind or nature which provide roadway access or drainage service to the Real Property.

11.          “Developer’s Rights” shall mean and refer to all of Assignor’s rights as declarant or otherwise under any restrictive covenants or other agreements or documents of any kind or nature relating to or concerning all or any portion of the Real Property.

12.          “Intangible Property” shall mean and refer all of Assignor’s right, title and interest in and to the trade name “London Square Apartments” and all trade marks and logos used by Assignor in connection with the trade name “London Square Apartments.”

EXHIBIT "E”

ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENTS

THIS ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENTS (“Assignment”) is made as of ___________, 2007, by and between Montgomery Realty Group, Inc., a Nevada corporation (“Assignor”), and Cypress Real Estate Advisors, Inc., a Delaware corporation (“Assignee”).

R E C I T A L S:

A.           Concurrently with the delivery of this Assignment, Assignor has conveyed to Assignee and Assignee has acquired from Assignor a fee simple estate in and to certain real property located in Austin, County of Travis, State of Texas, more particularly described in Exhibit “A” attached hereto (the “Real Property”) pursuant to that certain Purchase and Sale Agreement and Escrow Instructions dated______________, 2007 (the “Purchase Agreement”), which Purchase Agreement has been assigned by the buyer thereunder to Assignee.

B.            Pursuant to the Purchase Agreement, Assignor is to assign to Assignee and Assignee is to assume certain rights and obligations under those certain leases affecting the Property as amended or modified (collectively, the “Leases”), which Leases are more particularly described in the rent roll which is attached to this Assignment as Exhibit “B” and is incorporated herein by this reference.

C.           Pursuant to the Purchase Agreement, Assignor is also to assign to Assignee all security deposits, pet deposits and other deposits or sums held by or for Assignor on account of tenants under the Leases (the “Security Deposits”). The Security Deposits are described in the rent roll attached to this Assignment as Exhibit “B.”

NOW, THEREFORE, Assignor and Assignee agree as follows:

ARTICLE I

ASSIGNMENT OF LEASES

1.1          Assignment. Assignor hereby assigns to Assignee all of Assignor’s right, title, and interest in and to all Leases affecting the Property as of the Effective Date, including, but not limited to, all Security Deposits and all prepaid rents paid thereunder (hereafter defined).

1.2          Assumption. Assignee hereby accepts the foregoing assignment, assumes the Leases for the benefit of Assignor and the lessees thereunder, and agrees to timely keep, perform and discharge all of the obligations of the lessor under the Leases that accrue from and after the Effective Date hereof.

1.3          Indemnification. Assignor shall indemnify, protect, defend and hold Assignee harmless from all losses, damages, claims, liabilities, demands, costs, offset rights and expenses, including, without limitation, attorneys’ fees arising out of any failure of Assignor to keep, perform and discharge all of the obligations of lessor under the Leases prior to the Effective Date. Assignee shall indemnify, protect, defend, and hold Assignor harmless from all losses, demands, damages, claims, liabilities, demands, costs, expenses and offset rights, including, without limitation, attorneys’ fees arising out of any failure of Assignee to so keep, perform and discharge all of the obligations of the lessor under the Leases that accrue from and after the Effective Date.

1.4          Effective Date. The “Effective Date” of this Assignment shall be the date that Assignee closes the acquisition of the Real Property under the terms and provisions of the Purchase Agreement.

1.5          Consistency with Purchase Agreement. Nothing in this Assignment shall be construed to modify or limit any provisions of the Purchase Agreement and in the event of any inconsistency between this Assignment and the Purchase Agreement, the Purchase Agreement shall control.

1.6          Warranty Regarding Leases. Assignor warrants and represents to Assignee that to the best of Assignor’s actual knowledge: (a) there are no leases or occupancy agreements of any kind or nature affecting any portion of the Real Property, other than the leases which are listed and described on Exhibit “B” attached to this Assignment; and (b) Assignor has delivered to Assignee full and complete copies of all of the leases listed and described on Exhibit “B” attached to this Assignment, including all amendments and modifications thereto.

ARTICLE II

MISCELLANEOUS

2.1          Attorneys’ Fees. In the event of any action between Assignor and Assignee seeking enforcement of any of the terms and conditions to this Assignment, the prevailing party in such action, whether by fixed judgment or settlement, shall be entitled to recover, in addition to damages, injunctive or other relief, its actual costs and expenses, including, but not limited to, actual attorneys’ fees, court costs and expert witness fees. Such costs shall include attorneys’ fees, costs and expenses incurred in (a) post-judgment motions, (b) contempt proceedings, (c) garnishment, levy and debtor and third-party examination, (d) discovery, and (e) bankruptcy litigation.

2.2          Inurement. This Assignment shall inure to the benefit of Assignor and Assignee, and their respective heirs, assigns and successors in interest.

2.3          Counterparts. This Assignment may be signed by the parties in different counterparts and the signature pages combined to create a document binding on all parties.

2.4          Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of Texas.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties have executed this Assignment as of the day and year first above written.

ASSIGNOR:
MONTGOMERY REALTY GROUP, INC.,
a Nevada corporation

By:
Dinesh Maniar
Its: President

ASSIGNEE:
CYPRESS REAL ESTATE ADVISORS, INC.,
a Delaware corporation

By:

ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENTS

EXHIBIT “B” - SCHEDULE OF LEASES

Seller shall prepare a list of the Leases affecting the Real Property. Such list shall be inserted as Exhibit “B” to the Assignment prior to its execution.

EXHIBIT “F”

RESERVED

F-1

EXHIBIT “G”

SPECIAL WARRANTY DEED

THE STATE OF TEXAS	§
	§	KNOW ALL MEN BY THESE PRESENTS: THAT
COUNTY OF TRAVIS	§

THAT MONTGOMERY REALTY GROUP, INC., a Nevada corporation (hereinafter referred to as “Grantor”), for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration to it in hand paid by CYPRESS REAL ESTATE ADVISORS, INC., a Delaware corporation (hereinafter referred to as “Grantee”), whose mailing address is ____________________________________________________________________________, the receipt and sufficiency of which consideration are hereby acknowledged, and upon and subject to the exceptions, liens, encumbrances, terms and provisions hereinafter set forth and described, has GRANTED, BARGAINED, SOLD and CONVEYED, and by these presents does hereby GRANT, BARGAIN, SELL and CONVEY, unto Grantee all of the following described Real Property, Appurtenances and Improvements (all of which are referred to in this instrument collectively as the “Property”, to-wit:

A.           Real Property. All of the real property situated in Travis County, Texas, described on Exhibit “A” attached hereto and made a part hereof for all purposes.

B.            Appurtenances. Any and all rights, privileges, and easements appurtenant to or used in connection with the Real Property, including, without limitation, all minerals on and under the Real Property, all oil, gas or hydrocarbon drilling rights, as well as all development rights and credits, air rights, solar rights, water, water rights, whether within or without the Real Property, and any easements, rights-of-way, strips, and gores or other appurtenances used in connection with the beneficial use and enjoyment of the Real Property, including, but not limited to, all existing licenses, authorizations, approvals, zoning permits, together with any development permits, subdivision map applications, surveys, or similar rights which may accrue to the benefit of the Real Property, as the same may be incidental to or appurtenant to the Real Property (hereinafter, collectively, “Appurtenances”);

C.            Improvements. Any and all buildings and improvements together with fixtures and articles of property attached or appurtenant to the Real Property, including, but not limited to, all apparatus, equipment, appliances and facilities used to provide any utility services, ventilation, or other services thereto, together with all plumbing, lighting, electrical, and related fixtures, to the extent that they are located in or on the Real Property (all of which hereinafter, collectively, “Improvements”).

For purposes of this Special Warranty Deed, the Real Property, Appurtenances and Improvements listed and described above are referred to collectively as the “Property.”

This conveyance is made subject and subordinate only to those encumbrances and exceptions set forth on Exhibit “B” attached hereto and made a part hereof for all purposes (collectively, the “Permitted Exceptions”).

This conveyance is made “as is,” where is and with all faults and with no representations or warranties, except as expressly set forth herein.

G-1

TO HAVE AND TO HOLD the Property, subject to the Permitted Exceptions, as aforesaid, unto Grantee, its successors and assigns, forever; and Grantor does hereby bind itself and its successors, to WARRANT AND FOREVER DEFEND all and singular the Property unto Grantee, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same, or any part thereof, by, through or under Grantor, but not otherwise.

By acceptance of this Special Warranty Deed, Grantee assumes payment of all real property taxes on the Property for the year 2007 and subsequent years.

IN WITNESS WHEREOF, this Special Warranty Deed has been executed by Grantor to be effective as of _________________, 2007.

GRANTOR:
MONTGOMERY REALTY GROUP, INC.,
a Nevada corporation

By:
Dinesh Maniar
Its: President

[INSERT NOTARY LANGUAGE]

G-2

EXHIBIT "H"

NON-FOREIGN AFFIDAVIT

1.            Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person.

2.            In order to inform Dick Obenhaus, Trustee, and its nominees, designees and assigns (collectively, “Transferee”), that withholding of tax is not required upon the disposition by Montgomery Realty Group, Inc., a Nevada corporation (“Transferor”), of the United States real property more particularly described on “Exhibit A” attached hereto and incorporated herein by reference (the “Property”), the undersigned Transferor certifies and declares by means of this certification, the following:

a.             Transferor is not a foreign person, foreign corporation, foreign partnership, foreign trust or foreign estate (as such terms are defined in the Code and the Income Tax Regulations).

b.            Transferor is not a disregarded entity as defined in 26 C.F.R. Section 1.1445-2(b)(2)(iii).

c.	Transferor’s federal taxpayer identification number is 88-0377199.

d.      Transferor’s address is: 400 Oyster Point Blvd., Suite 415, So. San Francisco, CA 94080.

3.            Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained in this certification may be punished by fine, imprisonment or both.

Under penalty of perjury, Transferor declares that it has carefully examined this certification and it is true, correct and complete, and the undersigned declares that it has authority to sign this document on behalf of Transferor.

IN WITNESS WHEREOF, Mr. Dinesh Maniar has executed this certificate as President of Montgomery Realty Group, Inc.

MONTGOMERY REALTY GROUP, INC.,
a Nevada corporation

By:
Dinesh Maniar
Its: President
Dated:

H-1

EXHIBIT “I”

NOTICE TO TENANTS

________________, 2007

[Name and Address of Tenant]

Re:	Sale of _______________ located at ____________________________________

Ladies and Gentlemen:

Please be advised that _______________, a ________________ (“Purchaser”) has purchased the captioned property, in which you occupy space as a tenant pursuant to a lease (the “Lease”), from ______________________________, as Trustee (“Trustee”), the previous owner thereof. In connection with such purchase, Trustee has assigned its interest as landlord in the Lease to Purchaser and has transferred your security deposit in the amount of $__________ (the “Security Deposit”) to Purchaser. Purchaser specifically acknowledges the receipt of and responsibility for the Security Deposit, the intent of Purchaser and Trustee being to relieve Trustee of any liability for the return of the Security Deposit.

All rental and other payments that become due subsequent to the date hereof should be payable to ___________________ and should be addressed as follows:

In addition, all notices from you to the landlord concerning any matter relating to your tenancy should be sent to _________________ at the address above.

Very truly yours,

Montgomery Realty Group, Inc.,
a Nevada corporation

By:
Dinesh Maniar
Its: President

PURCHASER:

By:
Name:
Title:

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